EXHIBIT 4.9

$125,000,000

CREDIT AGREEMENT

Dated as of March 12, 2004

among

U.S. CONCRETE, INC.

as Borrower

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CITICORP NORTH AMERICA, INC.

as Administrative Agent

and

BANK OF AMERICA, N.A.,

as Syndication Agent

and

JPMORGAN CHASE BANK,

as Documentation Agent

* * *

CITIGROUP GLOBAL MARKETS INC.

as Joint Book Manager and Joint Lead Arranger

and

BANC OF AMERICA SECURITIES, LLC

as Joint Book Manager and Joint Lead Arranger

WEIL, GOTSHAL & MANGES LLP

767 FIFTH AVENUE

NEW YORK, NEW YORK 10153-0119

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

v

(CONTINUED)

SCHEDULES

Schedule I	-	Commitments
Schedule II	-	Applicable Lending Offices and Addresses for Notices
Schedule III	-	Approved Customers
Schedule IV	-	Designated Leasehold Interests
Schedule V	-	Local Counsel Opinions
Schedule VI	-	Environmental Assessments
Schedule 2.4	-	Existing Letters of Credit
Schedule 4.2	-	Consents
Schedule 4.3	-	Capitalization
Schedule 4.15	-	Labor Matters
Schedule 4.17	-	Environmental Matters
Schedule 4.19	-	Real Property
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens
Schedule 8.3	-	Existing Investments

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B-1	-	Form of Revolving Credit Note
Exhibit B-2	-	Form of Term Note
Exhibit C-1	-	Form of Notice of Revolving Credit Borrowing
Exhibit C-2	-	Form of Notice of Initial Term Loan Borrowing
Exhibit C-3	-	Form of Notice of Delayed Draw Borrowing
Exhibit D	-	Form of Swing Loan Request
Exhibit E	-	Form of Letter of Credit Request
Exhibit F	-	Form of Notice of Conversion or Continuation
Exhibit G-1	-	Form of Opinion of Special Counsel for the Loan Parties
Exhibit G-2	-	Form of General Counsel Opinion
Exhibit H	-	Form of Guaranty
Exhibit I	-	Form of Pledge and Security Agreement
Exhibit J	-	Form of Borrowing Base Certificate

CREDIT AGREEMENT, dated as of March 12, 2004, among U.S. CONCRETE, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined below), the Issuers (as defined below) and CITICORP NORTH AMERICA, INC. (“Citicorp”), as agent for the Lenders and the Issuers and as agent for the Secured Parties under the Collateral Documents (in such capacity, the “Administrative Agent”); BANK OF AMERICA, N.A. (“BofA”), in its capacity as syndication agent for the Lenders and the Issuers (the “Syndication Agent”) and JPMORGAN CHASE BANK (“JPMorgan”), in its capacity as documentation agent for the Lenders and the Issuers (the “Documentation Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders and Issuers make available for the purposes specified in this Agreement a term loan, revolving credit and letter of credit facility; and

WHEREAS, the Lenders and Issuers are willing to make available to the Borrower such term loan, revolving credit and letter of credit facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning given to such term in the UCC.

“Account Debtor” has the meaning given to such term in the UCC.

“Additional Subsidiary Guarantor” means any Person who becomes a Subsidiary Guarantor after the Closing Date.

“Administrative Agency Fee Letter” means the letter dated as of March 12, 2004, addressed to the Borrower from Citicorp and CGMI and accepted by the Borrower on March 12, 2004, with respect to certain fees to be paid from time to time to Citicorp.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

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U.S. CONCRETE, INC.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 15% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Affiliate” has the meaning specified in Section 10.3(c) (Posting of Approved Electronic Communications).

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agent.

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) during the period commencing on the Closing Date and ending on the date falling six (6) months after the Closing Date, with respect to (i) Revolving Loans maintained as Base Rate Loans, a rate equal to 1.25% per annum and Term Loans maintained as Base Rate Loans, a rate equal to 1.50% per annum and (ii) Revolving Loans maintained as Eurodollar Rate Loans, a rate equal to 2.75% per annum and Term Loans maintained as Eurodollar Rate Loans, a rate equal to 3.00% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Excess Availability (determined as of the last day of the most recent month for which a Borrowing Base Certificate has been delivered pursuant to Section 6.12) set forth below:

Level	Excess Availability	Revolver Eurodollar Rate Loan	Revolver Base Rate Loan	Term Loan Eurodollar Rate Loan	Term Loan Base Rate Loan
I	> $80 million	200 bps	50 bps	225 bps	75 bps
II	$40 – 80 million	225 bps	75 bps	250 bps	100 bps
III	$20 – 40 million	250 bps	100 bps	275 bps	125 bps
IV	< $20 million	275 bps	125 bps	300 bps	150 bps

Changes in the Applicable Margin resulting from a change in Excess Availability determined as of the last day of any month shall become effective as to all Loans upon delivery by the Borrower to the Administrative Agent of a Borrowing Base Certificate for such month. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Excess Availability), if the Borrower shall fail to deliver a Borrowing Base Certificate within the time periods specified therefor in Section 6.12, the Applicable Margin from and after the 10th day after, to but not including the date the Borrower delivers to the Administrative Agent such Borrowing Base Certificate shall equal the highest possible Applicable Margin provided for by this definition.

“Applicable Unused Commitment Fee Rate” means 0.375% per annum.

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U.S. CONCRETE, INC.

“Appraisal” means each Initial Appraisal and each Updated Appraisal.

“Approved Customer” means, initially, the Account Debtors listed on Schedule III (Approved Customers); provided that the Administrative Agent may from time to time remove or add one or more Persons from such Schedule in its sole discretion, exercised reasonably and in good faith.

“Approved Deposit Account” means a Deposit Account (other than an Excluded Deposit Account) that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (x) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.8 (Optional Prepayments) and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions to Loans and Letters of Credit) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3(a) (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a Securities Intermediary or Commodity Intermediary selected or approved by the Administrative Agent.

“Arrangers” means each of CGMI and BAS, in their respective capacities as joint lead arrangers and joint book runners.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Availability Reserve” means, effective (a) immediately, if a Default or Event of Default has occurred and is continuing or (b) otherwise, as of three Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which such notice shall provide reasonable detail for the basis of the implementation of such reserve), such amounts (without duplication) as the Administrative Agent may from time to time establish against the Revolving Credit Facility, in the Administrative Agent’s sole discretion, exercised reasonably and in good faith, deems appropriate in order to, preserve and protect (i) the value of the Fixed Asset Collateral, the Borrowing Base Collateral or any other material portion of the Collateral, (ii) the ability of the Administrative Agent and the Lenders to realize such value, (iii) the Lien of the Administrative Agent therein or (iv) the priority of the obligations owing under the Loan Documents relative to any other liability of the Borrower or its Subsidiaries (including liabilities in respect of Cash Management Obligations and liabilities with respect to net mark-to-market losses incurred under Hedging Agreements).

“Available Credit” means, at any time, the lesser of (a) the result of (i) the lesser of (w) the then effective Revolving Credit Commitments and (x) the Borrowing Base at such time minus (ii) the sum of (y) the aggregate Revolving Credit Outstandings at such time and (z) without duplication, any Availability Reserve in effect at such time and (b) the Indenture Available Amount.

“Bailee’s Letter” means a letter in form and substance acceptable to the Administrative Agent and executed by any Person (other than any Borrowing Base Contributor) that is in possession of Inventory on behalf of such Borrower Base Contributor pursuant to which such Person acknowledges, among other things, the Administrative Agent’s Lien with respect thereto.

“Bankruptcy Code” means title 11, United States Code.

“BAS” means Banc of America Securities, LLC.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis

CREDIT AGREEMENT

U.S. CONCRETE, INC.

of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c) 0.5% per annum plus the Federal Funds Rate.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“BofA” has the meaning specified in the preamble to this Agreement.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower’s Accountants” means PricewaterhouseCoopers LLP or other independent nationally-recognized accountants acceptable to the Administrative Agent.

“Borrowing” means a Revolving Credit Borrowing or a Term Loan Borrowing.

“Borrowing Base” means, at any time, (a) the sum of (i) the product of 85% and the face amount of all Eligible Receivables of the Borrowing Base Contributors (calculated net, without duplication, of all finance charges, late fees and other fees that are unearned, unpaid sales, excise or similar taxes, and credits or allowances granted at such time), (ii) the product of (x) the product of 85% multiplied by the Orderly Liquidation Value Inventory Rate multiplied by (y) the value of the Eligible Inventory of the Borrowing Base Contributors (valued, in each case, at the lower of cost or market on a first-in, first-out basis) at such time and (iii) the product of 85% of the Orderly Liquidation Value Of Eligible Trucks of the Borrowing Base Contributors at such time, minus (b) any Eligibility Reserve then in effect and applicable to the Borrowing Base Collateral.

“Borrowing Base Certificate” means a certificate of the Borrowing Base Contributors substantially in the form of Exhibit J (Form of Borrowing Base Certificate), in form and substance satisfactory to the Administrative Agent.

“Borrowing Base Collateral” means the Accounts, Inventory and Trucks of the Borrowing Base Contributors other than Excluded Collateral.

“Borrowing Base Contributors” means the Borrower, each Subsidiary Guarantor as of the Closing Date and, with respect to any Additional Subsidiary Guarantor or any property acquired by the Borrower or a Subsidiary Guarantor pursuant to any Permitted Acquisition), such Additional Subsidiary Guarantor or such property, as the case may be, from and after the date upon which the Administrative Agent has received an Appraisal and/or the results of a field examination with regard to the Borrowing Base Collateral of such Additional Subsidiary Guarantor or such property, as the case may be.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person and its Subsidiaries, excluding costs and interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Loan Documents, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to the Borrower and the account’s purpose), (d) under the sole dominion and control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets exceeding $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Cash Management Document” means any certificate, agreement or other document executed by any Loan Party in respect of the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Administrative Agent, any Lender or any Affiliate of any of them) by the Administrative Agent, any Lender or any Affiliate of any of them, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means the occurrence of any of the following: (a) any person or group of persons (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Permitted Holders, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 35% or more of the issued and outstanding voting securities within the meaning of Rule 13d-5(b) of the Exchange Act of the Borrower, (b) the Permitted Holders shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of more than 50% of the issued and outstanding voting securities within the meaning of Rule 13d-5(b) of the Exchange Act of the Borrower (c) during any period of twelve consecutive calendar months commencing from and after the Closing Date, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of the Borrower or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office or (d) any “Change of Control” under, and as defined in, any Indenture which is then in effect.

“Citibank” means Citibank, N.A., a national banking association.

“Citicorp” has the meaning specified in the preamble to this Agreement.

“Closing Date” means the first date on which any Loan is made or any Letter of Credit is Issued or deemed issued pursuant to Section 2.4(k) (Letters of Credit).

“Code” means the U.S. Internal Revenue Code of 1986, as currently amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document, but in any event, excluding the Excluded Collateral.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Deposit Account Control Agreements, the Securities Account Control Agreements and any other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

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U.S. CONCRETE, INC.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment, if any, and such Lender’s Term Loan Commitment, if any, and “Commitments” means the aggregate Revolving Credit Commitments and Term Loan Commitments of all Lenders.

“Commodity Account” has the meaning given to such term in the UCC.

“Commodity Intermediary” has the meaning given to such term in the UCC.

“Compliance Certificate” has the meaning specified in Section 6.1(d) (Financial Statements).

“Confidential Information Memorandum” means the information package dated February 27, 2004 and distributed to potential Lenders.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation and (c) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members (or any equivalent managers) of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

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U.S. CONCRETE, INC.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Corporate Chart” means a corporate organizational chart, list or other similar document and setting forth for each Person that is a Loan Party that is subject to Section 7.11 (Additional Collateral and Guaranties) or that is a Subsidiary of any of them, (a) the full legal name of such Person (and any trade name, fictitious name or other name such Person may have had or operated under), (b) the jurisdiction of organization, the organizational number (if any) and the tax identification number (if any) of such Person, (c) the location of such Person’s chief executive office (or sole place of business) and (d) the number of shares of each class of such Person’s Stock authorized (if applicable), the number outstanding as of the date of delivery and the number and percentage of such outstanding shares for each such class owned (directly or indirectly) by any Loan Party or any Subsidiary of any of them.

“Covenant Commencement Date” has the meaning ascribed to it in Section 5.1 (Fixed Charge Coverage Ratio).

“Covenant Termination Date” means the last day of the fiscal month in which the Borrower delivers to the Administrative Agent an officer’s certificate signed by a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating Excess Availability of greater than $15 million for any full fiscal month following the Covenant Commencement Date.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case (i) that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP or (ii) in respect of which the aggregate liability of such Person does not exceed $250,000 at any time;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business (i) for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP or (ii) in respect of which the aggregate liability of such Person does not exceed $250,000 at any time;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other ordinary course statutory obligations or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs, bid or performance bonds;

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(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease; and

(g) solely with respect to Real Property, such other Liens, defects and encumbrances as may be approved by the Administrative Agent.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by the Borrower or any of its Subsidiaries.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Delayed Draw Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Delayed Draw Term Loans to the Borrower on the Delayed Draw Funding Date in the aggregate principal amount outstanding not to exceed its Ratable Portion of the Delayed Draw Term Loan Amount, such Ratable Portion not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Delayed Draw Term Loan Amount” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Delayed Draw Commitment Period” means the period commencing on the Closing Date and ending on the Delayed Draw Termination Date.

“Delayed Draw Eligible Plants” means Eligible Plants (other than Initial Eligible Plants) as of the Delayed Draw Funding Date.

“Delayed Draw Funding Date” means the date upon which all of the conditions set forth in Sections 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 3.3 (Conditions Precedent to Delayed Draw Funding Date) have been satisfied.

“Delayed Draw Term Loan” has the meaning set forth in Section 2.1(b) (Term Loan Commitments).

“Delayed Draw Term Loan Amount” means the lesser of (a) $25,000,000 minus the original amount of the Initial Term Loan and (b) (i) the product of 50% and the Liquidation-In-Place Value of the Delayed Draw Eligible Plants minus (ii) any Eligibility Reserve then applicable to the Delayed Draw Eligible Plants.

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“Delayed Draw Termination Date” means the earlier to occur of (a) 90th day after the Closing Date and (b) the date upon which the Delayed Draw Commitments shall be earlier terminated pursuant hereto.

“Deposit Account” has the meaning given to such term in the UCC.

“Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Designated Collateral” means (a) as of the Closing Date, those certain parcels of leased Real Property which are identified on Schedule IV (Designated Leasehold Interests); provided that to the extent any such Real Property becomes an Eligible Real Property following the Closing Date, such parcel of Real Property shall automatically be deemed deleted from such Schedule, (b) from and after the Closing Date, those certain parcels of leased Real Property in respect of which the Borrower is unable (or not required) to obtain a Mortgage in accordance with the terms of Section 7.13 (Real Property), and (c) certificates of title for vehicles of the Loan Parties that do not constitute Borrowing Base Collateral.

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Scheduled Termination Date.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Borrower or any of its Subsidiaries in the ordinary course of its business.

“Documentation Agent” has the meaning specified in the preamble to this Agreement.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Person” means any “United States person” under and as defined in Section 7701(a)(30) of the Code.

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“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any provision for federal, state and local income and franchise taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses and (v) all other non-cash charges, non-cash impairment charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for any federal, state and local income and franchise tax, (ii) gains from extraordinary items for such period and (iii) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a change referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent.

“Eligibility Reserves” means, effective (a) immediately, if any Default or Event of Default has occurred and is continuing or (b) otherwise, as of three (3) Business Days after the date of written notice of any determination thereof to the Borrower by the Administrative Agent (which such notice shall provide reasonable detail for the basis of the implementation of such reserve), such amounts as the Administrative Agent, in its sole discretion, exercised reasonably and in good faith, may from time to time establish against the gross amounts of Eligible Receivables, Eligible Inventory, Eligible Plants, Eligible Real Property and/or Eligible Trucks to reflect risks or contingencies arising after the Closing Date that are reasonably expected to affect any one or more classes of such items and that have not already been taken into account in the calculation of the Borrowing Base or the Term Loan Amount, as applicable or any Availability Reserve (including, without limitation, reserves for excess dilution of Accounts of the Borrowing Base Contributors).

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets exceeding $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, exceeding $250,000,000 (or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or Fund, reasonably acceptable to the Administrative Agent and the Borrower) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, exceeding $250,000,000.

“Eligible Finished Goods” means the Eligible Inventory of the Borrower that is classified, consistent with past practice, on the Borrower’s accounting system as “finished goods”.

“Eligible Inventory” means the Inventory of each of the Borrowing Base Contributors (other than any Inventory that has been consigned by any such Borrowing Base Contributor) including raw materials, work-in-process, finished goods, goods subject to an agreement providing for a bill-and-hold arrangement (but only to the extent any Account relating thereto is not otherwise eligible for inclusion as an Eligible Receivable), truck parts and supplies

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(a) that is owned solely by such Borrowing Base Contributor or (without duplication) jointly with other Borrowing Base Contributors, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, subject only to Customary Permitted Liens, (c) with respect to which no representation or warranty contained in any Loan Document has been breached, (d) that is not, in the Administrative Agent’s sole discretion, exercised reasonably and in good faith, obsolete or unmerchantable, (e) with respect to which (in respect of any Inventory labeled with a brand name or trademark and sold by such Borrowing Base Contributor pursuant to a trademark owned by such Borrowing Base Contributor or a license granted to such Borrowing Base Contributor) the Administrative Agent would have rights under such trademark or license pursuant to the Pledge and Security Agreement or other agreement satisfactory to the Administrative Agent to sell such Inventory in connection with a liquidation thereof and (f) that the Administrative Agent deems to be Eligible Inventory based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion, exercised reasonably and in good faith, deem appropriate. No Inventory of any Borrowing Base Contributor shall be Eligible Inventory if such Inventory consists of or constitutes (i) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (ii) goods to be returned to suppliers, (iii) goods in transit, (iv) “fuel” or “gasoline” for operational use by such Borrowing Base Contributor, (vi) goods which constitute forms or casting patterns used in the production of pre-cast concrete Inventory, (vii) goods which constitute personal computers (and equipment and supplies related thereto), (viii) goods which are classified as “Other” in the most recent Appraisal delivered to the Administrative Agent, (ix) spare parts used in maintenance of the Trucks and which are identified in the most recent Appraisal delivered to the Administrative Agent as parts “without supporting detail” or similar notation, (x) goods for which a reserve has been taken on the balance sheet of such Borrowing Base Contributor or (xi) goods located, stored, used or held at the premises of a third party unless (A)(1) the Administrative Agent shall have received a Landlord Waiver or Bailee’s Letter or (2) in the case of Inventory located at a leased premises, and without duplication of any “occupancy costs” reflected in the most recent Appraisal delivered to the Administrative Agent, an Eligibility Reserve of up to three months’ rent (as determined by the Administrative Agent in its sole discretion, exercised reasonably and in good faith) shall have been established with respect thereto and (B) an appropriate UCC-1 financing statement shall have been properly filed.

“Eligible Plant” means each Plant of each Borrowing Base Contributor (a) which is situated on a parcel of Eligible Real Property, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, subject only to Customary Permitted Liens, (c) with respect to which no representation or warranty contained in any Loan Document has been breached, (d) that is not, in the Administrative Agent’s sole discretion exercised, reasonably and in good faith, obsolete or unmerchantable, (e) which has been assigned a Liquidation-in-Place Value pursuant to the most recent Appraisal delivered to the Administrative Agent and (f) that the Administrative Agent deems to be an Eligible Plant, based on such credit and collateral conditions as the Administrative Agent may, in its sole discretion, exercised reasonably and in good faith, deem appropriate.

“Eligible Raw Materials” means the Eligible Inventory of each Borrowing Base Contributor that is classified, consistent with past practice, on such Borrowing Base Contributor’s accounting system as “raw materials”.

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“Eligible Real Property” means any parcel of Real Property in the United States owned or leased by any Borrowing Base Contributor as to which each of the following conditions has been satisfied at such time:

(a) (i) a valid and enforceable first-priority Lien on such parcel of Real Property (subject to Customary Permitted Liens) shall have been granted by the Borrower in favor of the Administrative Agent pursuant to a Mortgage in form and substance satisfactory to the Administrative Agent and (ii) such Lien shall be in full force and effect in favor of the Administrative Agent at such time;

(b) except as otherwise permitted by the Administrative Agent, the Administrative Agent and, where applicable, the relevant title insurance company shall have received in form and substance satisfactory to the Administrative Agent, all Mortgage Supporting Documents in respect of such parcel;

(c) with regard to any Real Property which is leased, the stated expiration date of the Lease is not earlier than March 2010;

(d) no casualty shall have occurred materially and adversely affecting the use, operation or value of such parcel of Real Property (or any improvements located thereon) if such casualty has not been restored or repaired by the mortgagor under the Mortgage encumbering such parcel of Real Property;

(e) no condemnation or taking by eminent domain shall have occurred nor shall any notice of any pending or threatened condemnation or other proceeding against such parcel of Real Property been delivered to the owner or lessee of such parcel of Real Property that, in each case, would materially affect the use, operation or value of such; and

(f) the mortgagor under the relevant Mortgage encumbering such parcel of Real Property shall comply in all material respects with the terms of such Mortgage.

“Eligible Receivable” means the gross outstanding balance of each Account of each Borrowing Base Contributor arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by such Borrowing Base Contributor to a Person that is not an Affiliate of such Borrowing Base Contributor and that constitutes Collateral in which the Administrative Agent has a fully perfected first priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a) such Account (if owing by an Account Debtor other than an Approved Customer) is (i) more than 60 days past due according to the original terms of sale or (ii) 90 days or more past the original invoice date thereof; or

(b) such Account of an Approved Customer is (i) more than 90 days past due according to the original terms of sale or (ii) 120 days or more past the original invoice date thereof; provided that in event that the aggregate amount of all such Accounts for all Approved Customers exceeds 10% of the Eligible Receivables of all Borrowing Base Contributors at such time, such excess amounts shall be ineligible pursuant to this clause (b); or

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(c) any warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account; or

(d) the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to such Borrowing Base Contributor but only to the extent of such dispute or claim; or

(e) the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors generally for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(f) the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of the Borrower or any of its Subsidiaries, but only to the extent of the amount owing by the Borrower or any of its Subsidiaries to such supplier or creditor, unless such supplier or creditor has executed a no-offset letter satisfactory to the Administrative Agent, in its sole discretion, in which case the full amount of such account shall be eligible pursuant to this clause (f); or

(g) the sale represented by such Account is to an Account Debtor located outside the United States, unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent, in its sole discretion, exercised reasonably and in good faith, and (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent; or

(h) the sale to such Account Debtor on such Account is on a bill-and-hold, guaranteed sale, cash-on-delivery, sale-and-return, sale-on-approval or consignment basis or other terms by reason of which the payment by such Account Debtor is or may be conditional; provided that with respect to any Accounts which are bill-and-hold, if the relevant Account Debtor has delivered to the relevant Borrowing Base Contributor a letter (or other agreement) pursuant to which such Account Debtor accepts title and risk of loss with respect to the goods or services which are the subject of such Accounts (and such Borrowing Base Contributor has delivered a true and complete copy of such letter to the Administrative Agent) prior to the delivery of such goods or services by such Borrowing Base Contributor to such Account Debtor, then the bill-and-hold Accounts of such Account Debtor shall not be deemed ineligible pursuant to this clause (h); or

(i) such Account is subject to a Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties other than Customary Permitted Liens of the kind described in clause (a) of the definition thereof; or

(j) such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions other than volume sales discounts given in the ordinary course of such Borrowing Base Contributor’s business; provided, however, that such Account shall be ineligible pursuant to this clause (j) only to the extent of such deduction, offset, counterclaim, return privilege or other condition; or

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(k) the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(l) the Account Debtor on such Account is a Governmental Authority, unless such Borrowing Base Contributor has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(m) such Account or any portion thereof represents late charges or finance charges; provided that with respect to any Account for which late charges or finance charges constitute only a portion of such Account, such Account shall be ineligible pursuant to this clause (m) only to the extent of such late charges or finance charges; or

(n) such Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrowing Base Contributor’s completion of further performance under such contract; provided that with respect to any such Account for which all of the goods sold or used or services rendered have been delivered or performed, as the case may be, and a final invoice upon completion of all performance under such contract has been sent to the Account Debtor, such Account shall not be deemed to be ineligible pursuant to this clause (n); or

(o) such Account was previously the subject of a charge-back, debit memo or other transaction pursuant to which the liability of the Account Debtor thereunder was at one time extinguished or settled but has subsequently been reinstated and re-aged; or

(p) 50% or more of the outstanding Accounts of the Account Debtor have become, or have been determined by the Administrative Agent, in accordance with the provisions hereof, to be, ineligible pursuant to clauses (a) or (b) above; or

(q) the sale represented by such Account is denominated in a currency other than Dollars; or

(r) such Account is not evidenced by an invoice or other writing or electronic record in form acceptable to the Administrative Agent, in its sole discretion, exercised reasonably and in good faith; or

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(s) such Borrowing Base Contributor, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(t) the total Accounts of such Account Debtor to such Borrowing Base Contributor represent more than 15% of the Eligible Receivables of all Borrowing Base Contributors at such time, but only to the extent of such excess; or

(u) the Administrative Agent, in accordance with its customary criteria, determines, in its sole discretion, exercised reasonably and in good faith, that such Account might not be paid or is otherwise ineligible.

Notwithstanding the foregoing, any Account which is secured by a letter of credit issued by an Eligible Assignee pertaining to the contract under which such Account arose and as to which either (i) such letter of credit names the Administrative Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent, shall constitute an Eligible Receivable.

“Eligible Trucks” means the Trucks of each of the Borrowing Base Contributors (a) that are owned solely by such Borrowing Base Contributor, (b) with respect to which the Administrative Agent has a valid, perfected and enforceable first-priority Lien, subject only to Customary Permitted Liens, (c) with respect to which no representation or warranty contained in any Loan Document has been breached, (d) that are not, in the Administrative Agent’s sole discretion, exercised reasonably and in good faith, obsolete or unmerchantable and (e) that the Administrative Agent deems to be Eligible Trucks, based on such credit and collateral considerations as the Administrative Agent may, in its sole discretion, exercised reasonably and in good faith, deem appropriate. Trucks which would otherwise be eligible pursuant to the foregoing criteria but which were not owned by a Borrowing Base Contributor on the date of the most recent Appraisal delivered to the Administrative Agent shall only become “Eligible Trucks” on the last day of any fiscal month during which (or after) such Truck is (or was) acquired by such Borrowing Base Contributor.

“Eligible Work-in-Process Inventory” means a class of Eligible Inventory consisting of the Eligible Inventory of each Borrowing Base Contributor that is classified, consistent with past practice, on such Borrowing Base Contributor’s accounting system as “work-in-process”.

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the

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Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” has the meaning given to such term in the UCC.

“Equity Issuance” means the issue or sale of any Stock of the Borrower or any Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower, as applicable, to any Person other than the Borrower or any Subsidiary of the Borrower.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan or a Multiemployer Plan, (b) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

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“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excess Availability” means, as of the last day of any month for which a Borrowing Base Certificate has been delivered pursuant to Section 6.12, an amount equal to the average daily amount of the Available Credit during such month.

“Excluded Collateral” means the aggregates quarry owned by Eastern Concrete Materials, Inc. (“EMI”) or, to the extent transferred by EMI to a SPE, owned by such SPE, located in Hamburg, New Jersey and any equipment or other assets of EMI or such SPE, as applicable, used in the operation of such quarry in the ordinary course of business and consistent with past practice, together with any proceeds and products of any of the foregoing (including Accounts and intangible assets pertaining thereto); provided that “Excluded Collateral” shall not include any mined Inventory produced from such quarry to the extent the same is owned by EMI.

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“Excluded Deposit Account” means any Deposit Account permitted to be maintained by the Borrower or its Subsidiaries pursuant to Section 7.12 (Control Accounts; Approved Deposit Accounts).

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary in respect of which either (a) the pledge of all of the Stock of such Subsidiary as Collateral to secure payment of the Obligations or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower based on an analysis reasonably satisfactory to the Administrative Agent, result in adverse tax consequences to the Loan Parties and their Subsidiaries, taken as a whole.

“Excluded Subsidiary” means each of USC LP, Inc., a Delaware corporation, and Beall Investment Corporation, Inc., a Delaware corporation and any SPE.

“Existing Agent” means JPMorgan Chase Bank, in its capacity as administrative agent under the Existing Credit Agreement.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of August 31, 2001 (as amended to the Closing Date), among the Borrower, the institutions party thereto as lenders and issuing banks and the Existing Agent.

“Existing Indenture” means the Note Agreement, dated as of November 10, 2000 (as amended to the Closing Date), between the Borrower and the purchasers named therein.

“Existing Indenture Condition” means the compliance by the Borrower with the covenants set forth in Sections 6.2(A) and (B) of the Existing Indenture.

“Existing Notes” means the notes issued pursuant to the Existing Indenture.

“Facilities” means (a) the Term Loan Facility and (b) the Revolving Credit Facility.

“Facilities Fee Letter” shall mean the letter dated as of March 12, 2004, addressed to the Borrower from the Agents and the Arrangers and accepted by the Borrower on March 12, 2004, with respect to certain fees to be paid to the Arrangers.

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic material assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Administrative Agent.

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“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letters” means (a) the Administrative Agency Fee Letter and (b) the Facilities Fee Letter.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (d), (e), (f) and (h) of the definition of “Indebtedness” and non-contingent of obligations of the type specified in clause (c) of such definition.

“Financial Statements” means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 4.4 (Financial Statements) and Section 6.1 (Financial Statements).

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“Fixed Asset Collateral” means the Plants and the related Real Property other than Excluded Collateral.

“Fixed Asset Prepayment Event” means any Asset Sale outside of the ordinary course of business of the Borrower and its Subsidiaries or Property Loss Event, in either case, with respect to any item of Fixed Asset Collateral.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period minus Net Capital Expenditures of such Person for such period minus the total federal income tax liability actually payable by such Person (net of tax credits received by such Person) in respect of such period to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the Cash Interest Expense of such Person and its Subsidiaries for such period (but excluding the amount of the Yield-Maintenance Amount (as defined in the Existing Indenture) paid in connection with redemption of the Existing Notes), (b) the principal amount of Consolidated Financial Covenant Debt of such Person and its Subsidiaries having a scheduled due date during such period (other than the principal amount of any Consolidated Financial Covenant Debt that was refinanced on or prior to such due date to the

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extent such refinancing is permitted by Section 8.1(Indebtedness)) and (c) all cash dividends payable by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“General Intangible” has the meaning given to such term in the UCC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantor” means each Subsidiary Guarantor.

“Guaranty” means the guaranty, in substantially the form of Exhibit H (Form of Guaranty), executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person (the “guaranteeing person”) with respect to any Indebtedness of another Person, if the purpose or intent of the guaranteeing person is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement

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relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, credit derivatives, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, prepaid expenses or amounts owed by such Person to employees or officers of such Person in the ordinary course of business as compensation for services rendered, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents (other than for other Stock or Stock Equivalents that do not constitute Disqualified Stock) of such Person prior to the Scheduled Termination Date, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Indenture” means the Existing Indenture, any New Notes Indenture and/or any indenture governing any Permitted Subordinated Debt.

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“Indenture Available Amount” means, as of any date of determination, the amount of Term Loans, Revolving Loans or Letter of Credit Obligations permitted to be incurred by the Borrower under the terms of the Existing Indenture pursuant to the Existing Indenture Condition.

“Initial Appraisals” has the meaning specified in Section 3.1(e) (Conditions Precedent to Initial Loans and Letters of Credit).

“Initial Eligible Plants” means owned Eligible Plants as of the Closing Date.

“Initial Lenders” means Citicorp and BofA.

“Initial Term Loan” has the meaning specified in Section 2.1(b) (Term Loan Commitments).

“Initial Term Loan Amount” means the lesser of (a) $25,000,000 and (b) (i) the product of 75% and the Liquidation-In-Place Value of the Initial Eligible Plants minus (ii) any Eligibility Reserve then applicable to the Initial Eligible Plants.

“Initial Term Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Lender to make Initial Term Loans to the Borrower on the Closing Date in the aggregate principal amount outstanding not to exceed its Ratable Portion of the Initial Term Loan Amount, such Ratable Portion not to exceed the amount set forth opposite such Lender’s name on Schedule I (Commitments) under the caption “Initial Term Loan Amount” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts actually realized for such period and minus (c) any Consolidated interest income of such Person and its Subsidiaries actually realized for such period.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter (or if deposits of such duration are available to all Revolving Credit Lenders, ending nine or twelve months thereafter), as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or if deposits of such duration are available to all Revolving Credit Lenders, ending nine or twelve months thereafter), as selected by the Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

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(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) the Borrower may not select any Interest Period that ends after the date of a scheduled principal payment on the Loans as set forth in Article II (The Facilities) unless, after giving effect to such selection, the aggregate unpaid principal amount of the Loans for which Interest Periods end after such scheduled principal payment shall be equal to or less than the principal amount to which the Loans are required to be reduced after such scheduled principal payment is made;

(iv) the Borrower may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and

(v) there shall be outstanding at any one time no more than eight (8) Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning given to such term in the UCC.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (d) any Guaranty Obligation incurred by such Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue (including any deemed issuance pursuant to Section 2.4(k) (Letters of Credit)), extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

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“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuers.

“JPMorgan” has the meaning specified in the preamble to this Agreement.

“Land” of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Loan Parties, as reflected in the most recent Financial Statements) by such Person.

“Landlord Waiver” means a letter in form and substance reasonably acceptable to the Administrative Agent and executed by a landlord in respect of Inventory of the Borrower located at any leased premises of the Borrower pursuant to which such landlord, among other things, waives or subordinates on terms and conditions reasonably acceptable to the Administrative Agent any Lien such landlord may have in respect of such Inventory.

“Leases” means, with respect to any Person, all of those leasehold estates in real property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a)(vi) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Sublimit” means $25,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Financial Covenant Debt of such Person and its Subsidiaries outstanding as of such date to (b) EBITDA for such Person for the last four Fiscal Quarter period ending on or before such date.

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“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Liquidation-in-Place Value” means the orderly liquidation value of any Plant (as assembled and installed for intended utilization) assuming that the entire Plant, including improvements thereto and the Real Estate upon which such Plant is located, is sold intact, as identified in the most recent Appraisal delivered to the Administrative Agent.

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), the Guaranty, the Fee Letters, each Letter of Credit Reimbursement Agreement, each Hedging Contract between any Loan Party and any Person that was a Lender or an Affiliate of a Lender at the time it entered into such Hedging Contract, each Cash Management Document, the Collateral Documents and each certificate, agreement or document executed by a Responsible Officer of a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each of the Borrower, each Guarantor and each other Subsidiary of the Borrower that executes and delivers a Loan Document.

“Material Adverse Change” means a material adverse change in any of (a) the condition (financial or otherwise), business, performance, prospects, operations or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their respective obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent, the Lenders or the Issuers to enforce the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Maximum Credit” means, at any time, the lesser of (a) the lesser of (i) (x) the Revolving Credit Commitments in effect at such time and (y) the Borrowing Base at such time minus (ii) the aggregate amount of any Availability Reserve in effect at such time and (b) the Indenture Available Amount.

“Moody’s” means Moody’s Investors Services, Inc.

“Mortgage Supporting Documents” means, with respect to a Mortgage for a parcel of Real Property, each the following:

(a) an opinion of counsel in each state in which any such Mortgage is to be recorded in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;

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(b) (i) a mortgagee’s title policy (or policies) or marked-up unconditional binder (or binders) for such insurance (each, a “Mortgagee’s Title Insurance Policy”), dated a date reasonably satisfactory to the Administrative Agent, and shall (A) be in an amount reasonably determined by the Administrative Agent, (B) be issued at ordinary rates, (C) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Customary Permitted Liens, (D) name the Administrative Agent for the benefit of the Secured Parties as the insured thereunder, (E) be in the form of ALTA Loan Policy - 1992 (or such local equivalent thereof as is reasonably satisfactory to the Administrative Agent), (F) contain such endorsements as are reasonably required by the Administrative Agent, (G) be issued by one or more national title insurance companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers) and (H) be otherwise in form and substance reasonably satisfactory to the Administrative Agent, (ii) a copy of all documents referred to, or listed as exceptions to title, in such title policy (or policies) in each case in form and substance reasonably satisfactory to the Administrative Agent and (iii) a certification from the Federal Emergency Management Agency as to whether such Real Property is located in a floodplain;

(c) evidence in form and substance reasonably satisfactory to the Administrative Agent that all premiums in respect of each Mortgagee’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid;

(d) a Phase I environmental report (or such other report as the Administrative Agent has reviewed and approved as of the Closing Date) with respect to such parcel of Real Property, dated, in the case of Real Property acquired after the Closing Date, a date not more than one year prior to the acquisition thereof, showing no material condition of environmental concern and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(e) such other agreements, documents and instruments in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority Lien on such parcel of Real Property in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law) subject only to Customary Permitted Liens.

“Mortgagee’s Title Insurance Policy” has the meaning specified in the definition of Mortgage Supporting Documents.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrower or any other Loan Party, each in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

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“Net Capital Expenditures” means, for any period an amount equal to (a) Capital Expenditures of the Borrower and its Subsidiaries on a Consolidated basis minus (b) the net cash proceeds (as reported in the Borrower’s cash flow statement) (and/or trade-in allowance) received by the Borrower and its Subsidiaries on a Consolidated basis that are attributed solely to that portion of any Asset Sale involving property, plant or equipment.

“Net Cash Proceeds” means proceeds received by the Borrower or any of its Subsidiaries after the Closing Date in cash or Cash Equivalents from any (a) Asset Sale, other than an Asset Sale permitted under Section 8.4 (a), (b), (c)(i), (d) or (e) (Sale of Assets), net of (i) the reasonable cash costs of sale, assignment or other disposition (including a reasonable reserve for liabilities retained by the Borrower or such Subsidiary in connection with such Asset Sale; it being understood that “Net Cash Proceeds” shall include, without limitation, any reversal of a reserve described in this clause (i) or, if such liabilities have not been satisfied in cash and such reserve not reversed within the longer of (x) three hundred and sixty-five (365) days after such Asset Sale and (y) the applicable contractual limitations period, the amount of such reserve), (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, provided, however, that evidence of each of clauses (i), (ii) and (iii) above is provided to the Administrative Agent in form and substance satisfactory to it, (b) Property Loss Event or (c)(i) Equity Issuance (other than any such issuance of common Stock of the Borrower (x) occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries or (y) the proceeds of which are used, within fifteen days following the Borrower’s receipt thereof, as all or a portion of the consideration for any Permitted Acquisition), or (ii) any Debt Issuance permitted under Section 8.1 (j) or (l) (Indebtedness), in each case net of brokers’ and advisors’ fees and other costs incurred in connection with such transaction; provided, however, that in the case of this clause (c), evidence of such costs is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“New Notes” means Subordinated Indebtedness of the Borrower in respect of the issuance by the Borrower of high-yield senior unsecured notes having terms and conditions that are reasonably acceptable to the Initial Lenders and the Arrangers.

“New Notes Indenture” means any indenture (or similar agreement) governing the New Notes (or any notes which are freely transferable issued in exchange for the New Notes but having substantially the same terms and conditions).

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Financial Covenant Debt, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c) (Amendments, Waivers, Etc.).

“Non-Funding Lender” has the meaning specified in Section 2.2(d) (Borrowing Procedures).

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“Non-U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Non-U.S. Person.

“Non-U.S. Person” means any Person that is not a Domestic Person.

“Note” means any Revolving Credit Note or Term Loan Note.

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrower to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrower under this Agreement, any other Loan Document (including Cash Management Documents and Hedging Contracts that are Loan Documents) and all obligations of the Borrower under any Loan Document to provide cash collateral for any Letter of Credit Obligation.

“Orderly Liquidation Value Inventory Rate” shall mean the orderly liquidation value (net of reasonable costs and expenses incurred in connection with liquidation) of the Borrowing Base Contributors’ Eligible Inventory as a percentage of the value of such Eligible Inventory, which percentage shall be determined by the most recent Appraisal of such Inventory received by the Administrative Agent.

“Orderly Liquidation Value Of Eligible Trucks” means, as of any date of determination, the result of the following formula:

(a) - (b)

where

(a) represents the sum of {(x) + (y) – (z)};

(b) represents the product of (i) the number represented by clause (a) above and (ii) a percentage representing the reasonable costs and expenses expected to be incurred in connection with a liquidation of the Eligible Trucks (such percentage to be determined by reference to the most recent Appraisal referred to in clause (x) below);

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(x) represents, with respect to the Eligible Trucks of the Borrowing Base Contributors which have been appraised pursuant to an Appraisal and are then owned by the Borrowing Base Contributors, the orderly liquidation value of such Eligible Trucks as determined by the most recent Appraisal of such Trucks received by the Administrative Agent;

(y) represents, with respect to Eligible Trucks which have been acquired by the Borrowing Base Contributors during any fiscal month occurring after the most recent Appraisal referred to in clause (x) above (but only until such time as the next Appraisal occurs) and are then owned by the Borrowing Base Contributors, the net book value of such Trucks (without deduction for depreciation, which shall be governed by clause (z) below); and

(z) represents the cumulative book depreciation (determined in accordance with the depreciation methods used by the Borrowing Base Contributors with respect to Trucks on the Closing Date) attributable to all Eligible Trucks of the Borrowing Base Contributors (it being understood that such depreciation shall be an estimated amount as of the first two months of each Fiscal Quarter and shall be adjusted to an actual number as of the end of each Fiscal Quarter).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Proposed Acquisition subject to the satisfaction of each of the following conditions:

(a) the Administrative Agent shall receive at least (i) 30 days’ prior written notice of such Proposed Acquisition if the Borrower desires to have the Administrative Agent consider calculating Excess Availability on a pro forma basis as described in clause (h) below (it being understood that the Administrative Agent will not approve a pro forma calculation of Excess Availability unless it receives such 30 day notice) or (ii) 10 Business Days’ prior written notice of such Proposed Acquisition, in each case, which notice shall include, without limitation, a reasonably detailed description of such Proposed Acquisition;

(b) such Proposed Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by the Borrower and its Subsidiaries as of the Closing Date or reasonably related thereto;

(c) such Proposed Acquisition shall be consensual and shall have been approved by the Proposed Acquisition Target’s board of directors;

(d) no additional Indebtedness shall be incurred, assumed or otherwise be reflected on a Consolidated balance sheet of the Borrower and Proposed Acquisition Target after giving effect to such Proposed Acquisition, except (i) Loans made hereunder and (ii) Indebtedness of the Proposed Acquisition Target permitted under Section 8.1 (Indebtedness);

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(e) at or prior to the closing of such Proposed Acquisition, the Borrower (or the Subsidiary making such Proposed Acquisition) and the Proposed Acquisition Target shall have executed such documents and taken such actions as may be required under Sections 7.11 (Additional Collateral and Guaranties) and 7.13 (Real Property);

(f) the Borrower shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and sufficiently in advance and in any case no later than 10 Business Days prior to such Proposed Acquisition, (i) such other financial information, financial analysis (including a detailed analysis of any proposed adjustments to EBITDA to be made on a Pro Forma Basis), documentation or other information relating to such Proposed Acquisition as the Administrative Agent shall reasonably request; and (ii) a certificate demonstrating pro forma compliance with the financial covenants set forth in Article V (Financial Covenants) (after giving effect to such Proposed Acquisition) for the four full fiscal quarters following the consummation of such Proposed Acquisition, together with documentation acceptable to the Administrative Agent supporting such calculations;

(g) on or prior to the date of such Proposed Acquisition, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, copies of the acquisition agreement, any other material related Contractual Obligations to be executed in connection with such acquisition agreement, lien search results and other documents reasonably requested by the Administrative Agent; and

(h) at the time of such Proposed Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Available Credit shall be at least $25,000,000 (it being understood that such computation shall be made on a pro forma basis to the extent that the Administrative Agent shall have approved such pro forma calculation in writing prior to the consummation of such Proposed Acquisition (it being understood that the Administrative Agent may conduct field examinations and appraisals in connection with such approval process)) and (iii) all representations and warranties contained in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct in all material respects.

“Permitted Holders” means (a) the Chairman of the Board of Directors of the Borrower as of the Closing Date, (b) any executive officer of the Borrower as of the Closing Date, (c) trusts, the sole beneficiaries and trustees of which are the individuals described in clauses (a) and (b) above or their immediate family members and (d) corporations, partnerships and other entities (i) of which the individuals described in clauses (a) and (b) above or their immediate family members are the beneficial owners of all Voting Stock and other equity or voting interests and (ii) that are controlled by such individuals and their immediate family members.

“Permitted Subordinated Debt” means Subordinated Indebtedness in an aggregate principal amount not to exceed the sum of (a) $20 million plus (b) such additional amounts of Subordinated Indebtedness, if any, which may be incurred by the Borrower after presentation of a certificate (with reasonable supporting detail) by the Borrower to the Administrative Agent demonstrating that after giving effect to the incurrence of such additional Subordinated Indebtedness, the Leverage Ratio does not exceed 3 to 1.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Plants” means each of the ready-mix concrete plants owned by the Borrowing Base Contributors.

“Pledge and Security Agreement” means an agreement, in substantially the form of Exhibit I (Form of Pledge and Security Agreement), executed by the Borrower and each Guarantor.

“Pledged Debt Instruments” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Prepayment Percentage” has the meaning specified in Section 2.9(c) (Fixed Asset Prepayment Events).

“Proceeds” has the meaning given to such term in the UCC.

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each Permitted Acquisition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions made in accordance with Regulation S-X of the Securities Act of 1933, as amended, that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith.

“Projections” means those financial projections dated February    , 2004 covering the Fiscal Years ending in 2004 through 2009 inclusive, delivered to the Lenders by the Borrower, which includes (a) for Fiscal Year 2004, forecasted monthly income statements and quarterly forecasted balance sheets and statements of cash flows and (b) for each Fiscal Year thereafter through the Scheduled Termination Date, annual financial forecasts, in each case, prepared by the Borrower’s management assuming that the Existing Notes are outstanding during such periods.

“Property Loss Event” means (a) any loss of or damage to property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of Net Cash Proceeds of insurance in an amount in excess of $100,000 (individually or in the aggregate) or (b) any taking of property of the Borrower or any of its Subsidiaries that results in the receipt by such Person of Net Cash Proceeds in an amount in excess of $100,000 (individually or in the aggregate).

“Proposed Acquisition” means the proposed acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets or Stock of any Proposed Acquisition Target, or the merger of any Proposed Acquisition

CREDIT AGREEMENT

U.S. CONCRETE, INC.

Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower or any Guarantor, with the Borrower or such Guarantor, as applicable, being the surviving corporation).

“Proposed Acquisition Target” means any Person or any operating division thereof which is a provider of ready-mixed concrete, concrete products, aggregates or related products and services to the construction industry in the United States.

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Loan Documents after the occurrence and during the continuance of an Event of Default that the Administrative Agent, in its sole discretion, exercised reasonably and in good faith, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, (a) with respect to the Revolving Credit Facility, the percentage obtained by dividing (i) the Revolving Credit Commitment of such Lender by (ii) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders) and (b) with respect to the Term Loan Facility, (i) at any time prior to the Closing Date, the percentage obtained by dividing (w) the Term Loan Commitment of such Lender by (x) the aggregate Term Loan Commitments of all Lenders, (ii) at any time during the Delayed Draw Commitment Period, the percentage obtained by dividing (y) the sum of the Delayed Draw Commitment of such Lender and the outstanding principal amount of such Lender’s Term Loans by (z) the sum of the aggregate Delayed Draw Commitments of all Lenders and the aggregate outstanding Term Loans of all Lenders and (iii) at any time after the end of the Delayed Draw Commitment Period, the percentage obtained by dividing the principal amount of such Lender’s outstanding Term Loans by the aggregate outstanding Term Loans of all Lenders.

“Real Property” of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

“Refinancing” means the refinancing of the Borrower’s and its Subsidiaries’ obligations under the Existing Credit Agreement and the other loan documents relating thereto.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, as and when matured, the obligation of the Borrower to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of the Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Reinvestment” means, with respect to any Reinvestment Deferred Amount, the reinvestment of such amount by the Borrower or the applicable Subsidiary in accordance with the requirements set forth in the definition of “Reinvestment Notice”.

“Reinvestment Deferred Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the portion of such Net Cash Proceeds subject to a Reinvestment Notice.

“Reinvestment Event” means any Fixed Asset Prepayment Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through one of its Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Fixed Asset Prepayment Event to acquire a Plant as to which both the Plant and the Real Property on which such Plant is located will become subject to a first priority, perfected Lien in favor of the Administrative Agent or, in the case of a Property Loss Event, to effect repairs to such Fixed Asset Collateral.

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the Reinvestment Deferred Amount for such Net Cash Proceeds less any amount expended or required to be expended pursuant to a Contractual Obligation entered into prior to the relevant Reinvestment Prepayment Date for such Net Cash Proceeds to acquire, to the extent otherwise permitted hereunder, a Plant as to which both the Plant and the Real Property on which such Plant is located will become subject to a first priority, perfected Lien in favor of the Administrative Agent or, in the case of a Property Loss Event, to effect repairs to such Fixed Asset Collateral.

“Reinvestment Prepayment Date” means, with respect to any Net Cash Proceeds of any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date that is five Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to acquire a Plant as to which both the Plant and the Real Property on which such Plant is located will become subject to a first priority, perfected Lien in favor of the Administrative Agent (or, in the case of a Property Loss Event, not to effect repairs to such Fixed Asset Collateral) with all or any portion of the relevant Reinvestment Deferred Amount for such Net Cash Proceeds.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Related Documents” means the Indentures and each other document and instrument executed with respect thereto.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, (a) on and prior to the Closing Date, Lenders (other than Non-Funding Lenders) having more than fifty percent (50%) of the aggregate outstanding amount of the Commitments (other than Commitments of Non-Funding Lenders), (b) after the Closing Date and on and prior to the Delayed Draw Termination Date, Lenders (other than Non-Funding Lenders) having more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the Delayed Draw Commitments and the principal amount of all Term Loans then outstanding (other than Commitments and Term Loans of Non-Funding Lenders), (c) after the Delayed Draw Termination Date and on or prior to the Revolving Credit Termination Date, Lenders (other than Non-Funding Lenders) having more than fifty percent (50%) of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding (other than Commitments and Term Loans of Non-Funding Lenders) and (d) after the Revolving Credit Termination Date, Lenders having more than fifty percent (50%) of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding (other than Revolving Credit Outstandings and Term Loans of Non-Funding Lenders).

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means (a) any dividend, distribution or any other payment whether direct or indirect, on account of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding and (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalent of the Borrower or any of its Subsidiaries now or hereafter outstanding other than for Stock or Stock Equivalents which do not constitute Disqualified Stock.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule I (Commitments) under the caption “Revolving Credit Commitment,” as the same may be increased from time to time pursuant to Section 2.5 (Increase, Reduction and Termination of the Commitments) and as may be further amended to reflect each Assignment and Acceptance executed by such Revolving Credit Lender and as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender other than the Swing Loan Lender.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Revolving Credit Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Loans owing to such Revolving Credit Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Revolving Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Increase, Reduction and Termination of the Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1 (The Commitments).

“S&P” means Standard & Poor’s Rating Services.

“Sale and Leaseback Transaction” means any arrangement entered into by the Borrower or any Subsidiary of the Borrower with any Person providing for the leasing to the Borrower or such Subsidiary of any capital asset which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such capital asset or rental obligations of the Borrower or such Subsidiary.

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

“Scheduled Termination Date” means the fifth anniversary of the Closing Date.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Secured Obligations” means, in the case of the Borrower, the Obligations, and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Loan Documents to which it is a party.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Intermediary” has the meaning given to such term in the UCC.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE” means any wholly-owned entity formed by the Borrower or any of its Subsidiaries after the Closing Date.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Subordinated Indebtedness” means unsecured Indebtedness of the Borrower or any Subsidiary owing to any Person that is not a Loan Party that (a) is subordinated to the payment in full of the Obligations on subordination terms reasonably satisfactory to the Administrative Agent and (b) to the extent incurred on or after the Closing Date, (i) does not require any regularly scheduled principal payments thereunder on any date which is earlier than six months following the Scheduled Termination Date and (ii) does not require the Borrower or such Subsidiary to maintain any financial covenant which could at any time restrict the amount available to be borrowed under this Agreement (based upon the original Commitments as of the Closing Date).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of 50% or more of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Borrower party to or that becomes party to the Guaranty.

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Supermajority Lenders” means, collectively, (a) on and prior to the Closing Date, Lenders (other than Non-Funding Lenders) having seventy-five percent (75%) or more of the aggregate outstanding amount of the Commitments (other than Commitments of Non-Funding Lenders), (b) after the Closing Date and on and prior to the Delayed Draw Termination Date, Lenders (other than Non-Funding Lenders) having seventy-five percent (75%) or more of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the Delayed Draw Commitments and the principal amount of all Term Loans then outstanding (other than Commitments and Term Loans of Non-Funding Lenders), (c) after the Delayed Draw Termination Date and on or prior to the Revolving Credit Termination Date, Lenders (other than Non-Funding Lenders) having seventy-five percent (75%) or more of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding (other than Commitments and Term Loans of Non-Funding Letters) and (d) after the Revolving Credit Termination Date, Lenders having seventy-five percent (75%) or more of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding (other than Revolving Credit Outstandings and Term Loans of Non-Funding Lenders).

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means Citicorp or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrower, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

CREDIT AGREEMENT

U.S. CONCRETE, INC.

“Swing Loan Sublimit” means $10,000,000.

“Syndication Completion Date” means the earlier to occur of (a) the 90th day following the Closing Date (or such later date which is mutually agreed to in writing by CGMI and the Borrower) and (b) ”successful syndication” of the Loans and Revolving Credit Commitments (as defined in the Facilities Fee Letter) has been completed.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

“Term Loans” means the Initial Term Loans and the Delayed Draw Term Loans.

“Term Loan Borrowing” means a borrowing consisting of Term Loans made on the same day by the Term Loan Lenders ratably according to their respective Term Loan Commitments.

“Term Loan Commitments” means the Initial Term Loan Commitments and the Delayed Draw Commitments.

“Term Loan Facility” means the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan Maturity Date” means third anniversary of the Closing Date.

“Term Loan Note” means a promissory note of the Borrower payable to the order of any Term Loan Lender in a principal amount equal to the amount of the Term Loan owing to such Lender.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Borrower any of its Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Trucks” means, with respect to each Borrowing Base Contributor, the ready-mix concrete trucks and the mixing drums affixed thereto owned by such Borrowing Base Contributor.

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Ultramajority Lenders” means collectively, (a) on and prior to the Closing Date, Lenders (other than Non-Funding Lenders) having ninety percent (90%) or more of the aggregate outstanding amount of the Commitments (other than Commitments of Non-Funding Lenders), (b) after the Closing Date and on and prior to the Delayed Draw Termination Date, Lenders

CREDIT AGREEMENT

U.S. CONCRETE, INC.

(other than Non-Funding Lenders) having ninety percent (90%) or more of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the Delayed Draw Commitments and the principal amount of all Term Loans then outstanding (other than Commitments and Term Loans of Non-Funding Lenders), (c) after the Delayed Draw Termination Date and on or prior to the Revolving Credit Termination Date, Lenders (other than Non-Funding Lenders) having ninety percent (90%) or more of the sum of the aggregate outstanding amount of the Revolving Credit Commitments and the principal amount of all Term Loans then outstanding (other than Commitments and Term Loans of Non-Funding Lenders) and (d) after the Revolving Credit Termination Date, Lenders having ninety percent (90%) or more of the sum of the aggregate Revolving Credit Outstandings and the principal amount of all Term Loans then outstanding (other than Revolving Credit Outstandings and Term Loans of Non-Funding Lenders).

“Unfunded Pension Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the sum of (a) the amount, if any, by which the present value of all accrued benefits under each Title IV Plan (other than any Title IV Plan subject to Section 4063 of ERISA) exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, as determined as of the most recent valuation date for such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, (b) the aggregate amount of withdrawal liability that could be assessed under Section 4063 with respect to each Title IV Plan subject to such section, separately calculated for each such Title IV Plan as of its most recent valuation date and (c) for a period of five years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of such transaction.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).

“Updated Appraisal” means each appraisal (other than the Initial Appraisals) that is conducted after the Closing Date pursuant to Section 6.12(b) (Borrowing Base) for purpose of determining the Borrowing Base and the value of the Fixed Asset Collateral, in form and substance satisfactory to the Administrative Agent and performed by an appraiser that is satisfactory to the Administrative Agent.

“U.S. Lender” means each Lender or Issuer (or the Administrative Agent) that is a Domestic Person.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, local residents or other holders, in each case, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Borrower with the agreement of the Borrower’s Accountants and results in a change in any of the calculations required by Article V (Financial Covenants) or VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any provision of the Loan Documents shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants) or Article VIII (Negative Covenants), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by the Borrower or any of its Subsidiaries (including through Permitted Acquisitions) after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower on a Pro Forma Basis.

Section 1.4 Certain Terms

(a) The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

(g) Upon the appointment of any successor Administrative Agent pursuant to Section 10.7 (Successor Administrative Agent), references to Citicorp in Section 10.4 (The Administrative Agent Individually) and to Citibank in the definitions of Base Rate and Eurodollar Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITIES

Section 2.1 The Commitments

(a) Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Revolving Credit Lender not to exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Revolving Credit Lender’s Ratable Portion of the Available Credit. Within the limits of the Revolving Credit Commitment of each Revolving Credit Lender, amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b) Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement, each Term Loan Lender severally agrees (i) to make a loan (each, an “Initial Term Loan”) in Dollars to the Borrower on the Closing Date, in an amount not to exceed such Lender’s Initial Term Loan Commitment and (ii) to make a term loan (each, a “Delayed Draw Term Loan”) in Dollars to the Borrower at any one time during the Delayed Draw Commitment Period in an amount not to exceed such Lender’s Delayed Draw Commitment. Amounts of Term Loans prepaid may not be reborrowed.

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Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans, and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C-1 (Form of Notice of Revolving Credit Borrowing), Exhibit C-2 (Form of Notice of Initial Term Loan Borrowing) or Exhibit C-3 (Form of Notice of Delayed Draw Borrowing) (each, a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans and (E) in the case of a proposed Revolving Credit Borrowing, the Available Credit (after giving effect to such proposed Revolving Credit Borrowing). There shall only be one Borrowing of Delayed Draw Term Loans. The Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Revolving Credit Borrowing of Base Rate Loans, the Administrative Agent may make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Borrowing shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof (provided that the Borrowing of a Delayed Draw Term Loan may be in integral multiples of $100,000 in excess thereof).

(b) The Administrative Agent shall give to each Term Loan Lender or Revolving Credit Lender, as applicable, prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Lender shall, before 11:00 a.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and (ii) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and/or Section 3.3 (Conditions Precedent to Delayed Draw Funding Date) and Section 3.4 (Determinations of Borrowing Conditions), as the case may be, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and

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the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

(d) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3 Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender may, in its sole discretion, make, in Dollars, loans (each a “Swing Loan”) otherwise available to the Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as a Lender or the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit. Each Swing Loan shall be a Base Rate Loan and must be repaid in full upon any Revolving Credit Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, the Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrower on the date of the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

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(c) The Swing Loan Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Loans then outstanding.

(d) The Swing Loan Lender may demand at any time that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Revolving Credit Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Revolving Credit Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Revolving Credit Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Revolving Credit Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and 2.1(a) (Revolving Credit Commitments) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), each Revolving Credit Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Credit Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrower. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Revolving Credit Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Borrower shall repay such Swing Loan on demand.

(f) Upon the occurrence of a Default under Section 9.1(f) (Events of Default), each Revolving Credit Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Revolving Credit Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Revolving Credit Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Revolving Credit Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Revolving Credit Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

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(g) From and after the date on which any Revolving Credit Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Revolving Credit Lender such Revolving Credit Lender’s Ratable Portion of all payments of principal of and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Revolving Credit Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit

(a) On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower and for the account of the Borrower one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of the Revolving Credit Termination Date and thirty days prior to the Scheduled Termination Date; provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v) and (vi)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it (for which such Issuer is not otherwise compensated);

(ii) such Issuer shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time;

(iv) after giving effect to the Issuance of such Letter of Credit, the sum of (i) the Letter of Credit Undrawn Amounts at such time and (ii) the Reimbursement Obligations at such time exceeds the Letter of Credit Sublimit;

(v) such Letter of Credit is requested to be denominated in any currency other than Dollars; or

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(vi) (A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not reasonably acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Revolving Credit Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than five days prior to the Scheduled Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the Borrower and the Issuer of such Letter or Credit shall have the option to prevent such renewal and (y) neither the Issuer nor the Borrower shall permit any such renewal to extend the expiration date of any Letter beyond the date set forth in clause (ii) above.

(c) In connection with the Issuance of each Letter of Credit, the Borrower shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuer of such Letter of Credit, the face amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Revolving Credit Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vi)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(vi)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e) The Borrower agrees that, if requested by the Issuer of any Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

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(f) Each Issuer shall comply with the following:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Revolving Credit Lender);

(ii) upon the request of any Revolving Credit Lender, furnish to such Revolving Credit Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Revolving Credit Lender; and

(iii) no later than ten Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Revolving Credit Lender requesting the same) and the Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the Borrower or the Administrative Agent relating thereto.

(g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender, and each Revolving Credit Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Credit Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) The Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower receives written notice from such Issuer that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrower may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit and the Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent,

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which shall promptly notify each Revolving Credit Lender of such failure, and each Revolving Credit Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Ratable Portion of such payment in immediately available Dollars. If the Administrative Agent so notifies such Revolving Credit Lender prior to 11:00 a.m. (New York time) on any Business Day, such Revolving Credit Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Revolving Credit Lender, such Revolving Credit Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrower in the principal amount of such payment. Whenever any Issuer receives from the Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Revolving Credit Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Revolving Credit Lender, in immediately available funds, an amount equal to such Revolving Credit Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Revolving Credit Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent such Revolving Credit Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Revolving Credit Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(j) The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Revolving Credit Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

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(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

(k) Schedule 2.4 (Existing Letters of Credit) contains a schedule of certain letters of credit issued prior to the Closing Date by JPMorgan Chase Bank for the account of the Borrower. On the Closing Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 2.4 for the account of the Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.12(b) (Fees) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Closing Date, (ii) the issuers of such Letters of Credit shall be deemed to be “Issuers” hereunder solely for the purpose of maintaining such letters of credit, for purposes of Section 2.16(f) relating to the obligation to provide the appropriate forms, certificates and statements to the Borrower and the Administrative Agent and updated as required by Section 2.16(f) and for purposes of Section 2.7(c), relating to the entries to be made in the Register, (iii) the face amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iv) all liabilities of the Borrower with respect to such letters of credit shall constitute Obligations. No letter of credit converted in accordance with this clause (k) shall be amended, extended or renewed without the prior written consent of the Administrative Agent.

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Section 2.5 Increase, Reduction and Termination of the Commitments

(a) The Borrower may elect, upon written notice to the Administrative Agent at least three Business Days prior to the occurrence of the Delayed Draw Termination Date, to terminate the Delayed Draw Commitments and to simultaneously therewith increase the Revolving Credit Commitments by an aggregate amount equal to $5,000,000, which shall be allocated among the Lenders in accordance with their Ratable Portion of the Revolving Credit Commitments (prior to giving effect to such increase). As a condition to such increase, the Borrower shall have (i) delivered new Revolving Credit Notes reflecting such increased Revolving Credit Commitment to each Lender requesting the same and (ii) paid all reasonable expenses of the Administrative Agent (including reasonable fees and expenses of counsel) as have been invoiced to the Borrower as of the effective date of such increase.

(b) The Borrower may, upon at least five Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Revolving Credit Lenders or, prior to the Closing Date, the unused portions the Term Loan Commitments of the Term Loan Lenders; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $500,000 in excess thereof. Any unused Initial Term Loan Commitment shall terminate on the Closing Date. Any unused Delayed Draw Commitment shall terminate on the earlier to occur of the Delayed Draw Funding Date and the Delayed Draw Termination Date. In addition, all outstanding Revolving Credit Commitments shall terminate on the Scheduled Termination Date.

Section 2.6 Repayment of Loans

The Borrower promises to repay the entire unpaid principal amount of (a) the Term Loans on the Term Loan Maturity Date or earlier, if otherwise required by the terms hereof and (b) the Revolving Loans and the Swing Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

Section 2.7 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) (i) The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders and the Issuers, (ii) the Commitments of each Lender from time to time, (iii) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (iv) the amount of any drawn Letters of Credit, (v) the amount of any principal or interest due and payable, and paid, by the

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Borrower to, or for the account of, each Lender hereunder, (vi) the amount that is due and payable, and paid, by the Borrower to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (vii) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) and the Reimbursement Obligations are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.7(c) and Section 11.2 shall be construed so that the Loans and Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrower, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing the Revolving Loans of such Lender, substantially in the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Term Note), as applicable.

(e) In each case where a Revolving Credit Lender purchases an undivided participation interest in a Swing Loan pursuant to Section 2.3(f), the Swing Loan Lender (i) shall keep a register meeting the requirements of Treasury Regulation section 5f.103-1(c) of each Revolving Credit Lender’s entitlement to payments of principal and interest with respect to each such Swing Loan and (ii) shall collect, prior to the time such Revolving Credit Lender receives payment with respect to such Swing Loan, from each such Revolving Credit Lender the appropriate forms, certificates and statements described in Section 2.16 (Taxes) (and updated as required by Section 2.16).

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Section 2.8 Optional Prepayments

(a) Revolving Loans. The Borrower may prepay the outstanding principal amount of the Revolving Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs).

(b) Term Loans. The Borrower may, upon at least one Business Days’ prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Term Loans, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrower other than on the last day of an Interest Period for such Loan, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs); and, provided, further, that each partial prepayment shall be in an aggregate amount not less than $500,000 or integral multiples of $250,000 in excess thereof and that any such partial prepayment shall be applied to the remaining installments of such outstanding principal amount of the Term Loans. Upon the giving of such notice of prepayment, the principal amount of the Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment.

Section 2.9 Mandatory Prepayments

(a) Prepayments of Revolving Loans. Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising (i) from an Asset Sale (other than in respect of Fixed Asset Collateral), Property Loss Event (other than in respect of Fixed Asset Collateral) or Debt Issuance, the Borrower shall immediately prepay the Revolving Loans in an amount equal to 100% of such Net Cash Proceeds and (ii) from an Equity Issuance, the Borrower shall immediately prepay the Revolving Loans in an amount equal to 50% of such Net Cash Proceeds. Any such mandatory prepayment shall be applied in accordance with clause (b) below. The Borrower shall also prepay the Revolving Loans to the extent required by clause (c) below.

(b) Application of Prepayments of Revolving Loans. Subject to the provisions of Section 2.13(g) (Payments and Computations), any prepayments made by the Borrower required to be applied in accordance with this clause (b) shall be applied as follows: first, to repay the outstanding principal balance of the Swing Loans until such Swing Loans shall have been repaid in full; and then, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been paid in full. No repayments of Revolving Loans and Swing Loans required to be made pursuant to this clause (b) shall result in a permanent reduction of the Revolving Credit Commitments.

(c) Fixed Asset Prepayment Events. (i) Upon receipt by the Borrower of Net Cash Proceeds of any Fixed Asset Prepayment Event (except as set forth in clauses (ii) and (iii) below), the Borrower shall prepay the Loans (and such prepayment shall be applied in accordance with clause (v) below) in an amount equal to the applicable Prepayment Percentage of such Net Cash Proceeds. The “Prepayment Percentage” with respect to any Fixed Asset Prepayment Event shall be determined by the Administrative Agent in its reasonable judgment so that, after giving effect to such Fixed Asset Prepayment Event and related mandatory prepayment of the Term Loans, the proportion of the value that the Fixed Asset Collateral bears to the outstanding Term Loans (as reasonably determined by the Administrative Agent) shall be the same as such proportion prior to giving effect to such Fixed Asset Prepayment Event and mandatory prepayment.

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(ii) The Borrower may, as long as no Default or Event of Default has occurred and is then continuing, at its option, deliver to the Administrative Agent a Reinvestment Notice simultaneously with the consummation of each Fixed Asset Prepayment Event. In the event the Borrower delivers a Reinvestment Notice, then (a) pending such Reinvestment, the Borrower shall not be required to prepay the Term Loan with the Reinvestment Deferred Amount and (b) pending such Reinvestment, the Borrower shall prepay the Revolving Loans in an amount equal to 100% of such Reinvestment Deferred Amount, which prepayment shall be applied as provided in clause (b) above and until the earlier to occur of (i) the related Reinvestment and (ii) the Reinvestment Prepayment Date, an Availability Reserve shall be imposed in an amount equal to such Reinvestment Deferred Amount. If the Reinvestment Prepayment Date shall occur prior to the occurrence of a Reinvestment, then notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Revolving Credit Lenders hereby waive), the Revolving Credit Lenders shall be deemed to have made a Revolving Loan to the Borrower in the principal amount of such Reinvestment Deferred Amount, and the Administrative Agent shall, on behalf of the Borrower, cause the proceeds of such Revolving Loan to be immediately applied to the repayment of the Term Loans. The Borrower agrees that any such Revolving Loan so made shall be deemed to have been requested by it and directs that all proceeds thereof shall be used to pay such amounts. Upon any deemed advance of the Revolving Loan in accordance with this clause (ii), the Availability Reserve pertaining to such Reinvestment Deferred Amount shall automatically be rescinded.

(iii) Up to $2,000,000 in the aggregate of Net Cash Proceeds from all Fixed Asset Prepayment Events, taken as a whole, occurring after the Closing Date shall not be required to prepay the Term Loans and may be retained by the Borrower; provided that the foregoing shall not limit the Borrower’s obligations under clause (e) below to the extent clause (e) would be applicable as a result of such Fixed Asset Prepayment Event.

(iv) In making any determination of the amount of mandatory prepayments of the Term Loans required by clause (i) above, the Administrative Agent may require the Borrower to provide an updated Appraisal of the remaining Fixed Asset Collateral after giving effect to the relevant Fixed Asset Prepayment Event.

(v) Mandatory prepayments required in respect of Fixed Asset Prepayment Events shall be applied first to the repayment of the Term Loan and second to the repayment of any outstanding Revolving Loans in accordance with clause (b) above.

(d) Revolving Credit Overages. If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the Maximum Credit at such time, the Borrower shall forthwith prepay the Swing Loans first and then the Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and Revolving Loans, the Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of such excess.

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(e) Term Loan Overages. If at any time, the outstanding principal amount of the Term Loans exceeds the value of the Fixed Asset Collateral (as determined by reference to the most recent Appraisal delivered to the Administrative Agent) less any Eligibility Reserves then in effect and applicable thereto, the Borrower shall forthwith prepay the Term Loans in an amount equal to such excess.

(f) Cash Collateral Account. The Borrower hereby irrevocably waives the right to direct the application of all funds in the Cash Collateral Account and agrees that the Administrative Agent shall, except as provided in Section 2.13(g) (Payments and Computations) and clause (b) above, apply all payments in respect of any Obligations and all available funds in the Cash Collateral Account on a daily basis as follows: first, if such date is an Interest Payment Date, to accrued but unpaid interest on the Loans, ratably; second, to repay the outstanding principal amount of the Swing Loans until such Swing Loans have been repaid in full; third, to repay the outstanding principal balance of the Revolving Loans until such Revolving Loans shall have been repaid in full; fourth, only if a Default has occurred and is continuing, to be held as cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 105% of the aggregate Letter of Credit Undrawn Amounts; fifth to any other Obligation then due and payable; and then as otherwise directed by the Borrower. The Administrative Agent agrees so to apply such funds and the Borrower consents to such application. If (i) following such application or (ii) after all Letters of Credit shall have expired or be fully drawn and all Revolving Credit Commitments shall have been terminated, there are no Loans outstanding and no other Obligations that are then due and payable, then the Administrative Agent shall cause any remaining funds in the Cash Collateral Account to be paid at the written direction of the Borrower (or, in the absence of such direction, to the Borrower or another Person lawfully entitled thereto).

Section 2.10 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations (other than pursuant to Hedging Contracts that are Loan Documents, to the extent such Hedging Contracts provide for the accrual of interest on unpaid obligations) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Eurodollar Interest Period.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such day following the making of such Base Rate Loan, (B) in the case of Base Rate Loans that are Term Loans, upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the

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first Business Day of the immediately succeeding calendar month, (iii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on demand.

Section 2.11 Conversion/Continuation Option

(a) The Borrower may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, (i) no Loan may be extended as, nor may conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans be permitted, at any time prior to the earlier to occur of the Syndication Completion Date and thirty days following the Closing Date (it being understood that if the Borrower elects to incur or convert any Loan as a Eurodollar Rate Loan prior to the Syndication Completion Date, the Borrower shall cause the Interest Period for such Loan to be terminated at the request of the Administrative Agent in order to permit a new Lender to become party to the Credit Agreement and the Borrower shall be liable for any breakage costs associated therewith) and (ii) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the

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Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12 Fees

(a) Unused Commitment Fee. The Borrower agrees to pay in immediately available Dollars to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Revolving Credit Lender exceeds such Revolving Credit Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the aggregate Letter of Credit Obligations (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar month, commencing on the first such Business Day following the Closing Date and (y) on the Revolving Credit Termination Date.

(b) Letter of Credit Fees. The Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.125% per annum of the average daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii) to the Administrative Agent for the ratable benefit of the Revolving Credit Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, on the average daily maximum undrawn face amount of such Letter of Credit, payable in arrears (A) on the first Business Day of each calendar month, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) (Interest)) and shall be payable on demand; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c) Additional Fees. The Borrower has agreed to pay to the Administrative Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letters.

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Section 2.13 Payments and Computations

(a) The Borrower shall make each payment hereunder (including fees and expenses) not later than noon (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Each payment by a Borrower of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation shall be made in the currency in which such Loan was made, such Letter of Credit issued or such cost, expense or other Obligation was incurred; provided, however, that other than for payments in respect of a Loan or Reimbursement Obligation, Loan Documents duly executed by the Administrative Agent or any Hedging Contract may specify other currencies of payment for Obligations created by or directly related to such Loan Document or Hedging Contract.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Revolving Loans shall be applied as follows: first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Eurodollar Interest Periods being repaid prior to those having later expiring Eurodollar Interest Periods.

(e) Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount

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distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.9 (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Ratable Portion; payments in respect of the Term Loans received by the Administrative Agent shall be distributed to each Term Loan Lender in accordance with such Lender’s Ratable Portion of the Term Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(g) The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Section 2.9 (Mandatory Prepayments) and clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall, apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i) first, to pay interest on and then principal of any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

(iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

(iv) fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Arrangers, the Lenders and the Issuers;

(v) fifth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations (including interest that would have accrued but for a bankruptcy proceeding involving the Borrower);

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(vi) sixth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations, and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts; and

(vii) seventh, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Revolving Credit Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata until such Protective Advances and Swing Loans are repaid in full and then to repay the Revolving Loans or to provide cash collateral for outstanding Letters of Credit. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

(h) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable (other than principal) in respect of the Term Loans, Revolving Loans, Swing Loans and Protective Advances may be paid from the proceeds of Swing Loans or Revolving Loans. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Revolving Credit Lenders to make such Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Revolving Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and Revolving Loans and to distribute the proceeds of such Swing Loans and Revolving Loans to pay such amounts. The Borrower agrees that all such Swing Loans and Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.14 Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

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(b) Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent reasonably determines in good faith that adequate and fair means do not generally exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs

If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(d) Illegality

Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower’s right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

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(e) Breakage Costs

In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrower or that would have been incurred if the Lender had match-funded such Loans in such manner, but excluding any loss of the Applicable Margin on the relevant Loans or other consequential damages) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.

The agreements contained in this Section 2.14 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to clauses (c), (d) and (e) of this Section 2.14 for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15 Capital Adequacy

If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

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The agreements contained in this Section 2.15 shall survive the termination of this Agreement and the payment of all amounts payable hereunder; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Taxes

(a) Except as otherwise provided in this Section 2.16, any and all payments by any Loan Party under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuer and the Administrative Agent (A) taxes measured by its net income, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuer or the Administrative Agent (as the case may be) is organized and (B) any United States withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance, (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent, and (z) a successor Issuer, the date such Issuer becomes an Issuer) applicable to such Lender, such Issuer or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent or the date such Issuer becomes an Issuer) and (ii) in the case of the Administrative Agent, each Lender or each Issuer, taxes measured by its net income and franchise taxes imposed on it as a result of a present or former connection between the Administrative Agent, such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”). The Administrative Agent may make Swing Loans to pay Other Taxes in the name of any Loan Party and may pay such Other Taxes and seek separate reimbursement of such Other Taxes hereunder as a Secured Obligation.

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(c) The Borrower shall, jointly and severally, indemnify each Lender, each Issuer and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender, such Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender, such Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of the Obligations; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.16 for any taxes incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) (i) Prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender or on the date a successor Issuer becomes an Issuer or on the date a successor Administrative Agent becomes the Administrative Agent, as the case may be, in the case of each other Non-U.S. Lender, on or before the date that any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if requested by the Borrower or the Administrative Agent, each Non-U.S. Lender that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable: (w) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (x) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (y) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form or (z) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

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(ii) Prior to the Closing Date in the case of each U.S. Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender, or on the date a successor Issuer becomes an Issuer or on the date a successor Administrative Agent becomes the Administrative Agent, as the case may be, in the case of each other U.S. Lender, on or before the date that any such form or certification expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and from time to time thereafter if requested by the Borrower or the Administrative Agent, each U.S. Lender shall provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender, an Issuer or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.17 Substitution of Lenders

(a) In the event that (i)(A) any Lender makes a claim under Section 2.14(c) (Increased Costs) or 2.15 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender or (D) any Revolving Credit Lender becomes a Non-Funding Lender and (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement (any such Revolving Credit Lender, an “Affected Lender”), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower has already substituted one of such Affected Lenders before the Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims.

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(b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents, and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings and/or the Term Loans, as the case may be, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender’s Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

(c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions Precedent to Initial Loans and Letters of Credit

The obligation of each Lender to make the Loans requested to be made by it on the Closing Date and the obligation of each Issuer to Issue Letters of Credit on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent on or before March 31, 2004:

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;

(ii) the Guaranty, duly executed by each Guarantor;

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(iii) the Pledge and Security Agreement, duly executed by the Borrower and each Guarantor, together with each of the following:

(A) evidence satisfactory to the Administrative Agent that, upon the filing and recording of instruments delivered on the Closing Date, the Administrative Agent (for the benefit of the Secured Parties) shall have a valid and perfected first priority security interest in the Collateral (other than the Designated Collateral), including (x) such documents duly executed by each Loan Party as the Administrative Agent may request with respect to the perfection of its security interests in the Collateral (other than the Designated Collateral) (including financing statements under the UCC, patent, trademark and copyright security agreements suitable for filing with the Patent and Trademark Office or the Copyright Office, as the case may be, and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens created by the Pledge and Security Agreement) and (y) copies of UCC search reports as of a recent date listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those that shall be terminated on the Closing Date or are otherwise permitted hereunder;

(B) all certificates, instruments and other documents representing all Pledged Stock being pledged pursuant to such Pledge and Security Agreement and stock powers for such certificates, instruments and other documents executed in blank; and

(C) all instruments representing Pledged Debt Instruments being pledged pursuant to such Pledge and Security Agreement duly endorsed in favor of the Administrative Agent or in blank;

(iv) Mortgages for all of the Real Properties intended to constitute Eligible Real Properties with regard to the Initial Eligible Plants, together with all Mortgage Supporting Documents relating thereto;

(v) a favorable opinion of (A) Baker Botts L.L.P., special counsel to the Loan Parties, in substantially the form of Exhibit G-1 (Form of Opinion of Special Counsel for the Loan Parties), (B) special counsel to the Administrative Agent in each jurisdiction set forth on Schedule V (Local Counsel Opinions) as to the enforceability of the Mortgages and such other matters as any Lender through the Administrative Agent may reasonably request, (C) the General Counsel of the Loan Parties, in substantially the form of Exhibit G-2 (Form of General Counsel Opinion) and (D) counsel to the Administrative Agent as to the enforceability of this Agreement and the other Loan Documents to be executed on the Closing Date;

(vi) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party, together with certificates of such official attesting to the good standing of each such Loan Party;

(vii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan

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Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vi) above;

(viii) a certificate of the chief financial officer of the Borrower, stating that (a) the Borrower is Solvent and (b) the Loan Parties, taken as a whole, are Solvent, in each case, after giving effect to the initial Loans and Letters of Credit, the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto;

(ix) a certificate of a Responsible Officer of the Borrower to the effect that (A) the condition set forth in Section 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit) has been satisfied and (B) there shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that (x) would result in a Material Adverse Change or (y) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions upon the Facilities or the transactions contemplated thereby;

(x) a certificate of a Responsible Officer of the Borrower certifying that the EBITDA of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2003 is at least $43,000,000;

(xi) evidence reasonably satisfactory to the Administrative Agent that the insurance policies required by Section 7.5 (Maintenance of Insurance) and any Collateral Document are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all insurance policies to be maintained with respect to the properties of the Borrower and each other Loan Party; and

(xii) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b) Fees and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, or the Arrangers, as the case may be, all fees and reasonable expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

(c) Refinancing of Existing Credit Agreement. (i) All obligations under the Existing Credit Agreement shall have been repaid in full, (ii) the Existing Credit Agreement and all Loan Documents (as defined therein) shall have been terminated on terms satisfactory to the

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Administrative Agent and (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by the Borrower and the Existing Agent or other evidence of such termination (and the release of all Liens securing the Existing Credit Agreement) in each case in form and substance satisfactory to the Administrative Agent.

(d) Consents, Etc. Each of the Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation (including an amendment in form and substance satisfactory to the Administrative Agent with respect to the Existing Indenture) with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary (other than with respect to Designated Collateral) to allow each of the Borrower and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Loan Documents and the Related Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith and (ii) to create and perfect the Liens on the Collateral to be owned by each of them in the manner and for the purpose contemplated by the Loan Documents.

(e) Field Examination; Initial Appraisals. The Administrative Agent shall be reasonably satisfied with the results of a field examination of the Borrower and its Subsidiaries conducted by Citicorp’s internal auditors and shall have received appraisals from Hilco Appraisal Services (the “Initial Appraisals”) of all Inventory, Plants and Trucks of the Borrower and its Subsidiaries, each in form and substance reasonably satisfactory to the Administrative Agent.

(f) Environmental Assessments. For each piece of Real Property identified on Schedule VI (Environmental Assessments), the Administrative Agent shall have received an environmental site assessment report (or such other report) prepared by Resource Management Associates, Inc. or other consultant reasonably acceptable to the Administrative Agent and in each case, in a form, scope and substance reasonably satisfactory to the Administrative Agent.

(g) Pro Forma Financial Statements. The Initial Lenders shall have received and be satisfied with (i) a pro forma estimated balance sheet of the Borrower and its Subsidiaries (based on the unaudited December 31, 2003 balance sheet) giving effect to the Refinancing and the transactions contemplated thereby and (ii) interim unaudited quarterly financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ended December 31, 2003.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Closing Date) to make any Loan and of each Issuer on any date (including the Closing Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan, the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request which, in each case, if the Existing Indenture is in effect at the time of such proposed Borrowing or Issuance, if requested by the Administrative Agent, shall include a schedule in form and substance satisfactory to the Administrative Agent containing calculations

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indicating that the Existing Indenture Condition will be satisfied as of the date of such proposed Borrowing or Issuance, together with any such supporting details as may be reasonably requested by the Administrative Agent in respect of such calculations.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Loan Documents shall be true and correct on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) Borrowing Base. The Borrower shall have delivered the Borrowing Base Certificate required to be delivered by Section 6.12(a) (Borrowing Base). After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

(d) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrower of the proceeds of each Loan requested therein, and each submission by the Borrower to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in clause (b)above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Conditions Precedent to Delayed Draw Funding Date

The obligation of each Term Loan Lender to make the Delayed Draw Term Loan is subject to the satisfaction of each of the following conditions precedent:

(a) Mortgages for all of the Real Properties intended to constitute Eligible Real Properties with regard to the Delayed Draw Eligible Plants, together with all Mortgage Supporting Documents relating thereto;

(b) a favorable opinion of (A) special counsel to the Administrative Agent in each jurisdiction where an Eligible Real Property pertaining to a Delayed Draw Eligible Plant is located as to the enforceability of the Mortgage and such other matters as any Lender through the Administrative Agent may reasonably request and (B) the General Counsel of the Loan Parties, in substantially the form of Exhibit G-2 (Form of General Counsel Opinion) as it pertains to Mortgages delivered by such Loan Party on the Delayed Draw Funding Date;

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(c) a certificate of the chief financial officer of the Borrower, stating that (a) the Borrower is Solvent and (b) the Loan Parties, taken as a whole, are Solvent, in each case, after giving effect to the Delayed Draw Term Loans and the application of the proceeds thereof in accordance with Section 7.9 (Application of Proceeds) and the payment of all estimated legal, accounting and other fees related hereto and thereto; and

(d) the Borrower shall have paid all reasonable expenses of the Administrative Agent (including reasonable fees and expenses of counsel) as have been invoiced to the Borrower as of the Delayed Draw Funding Date.

Section 3.4 Determinations of Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) and Section 3.3 (Conditions Precedent to Delayed Draw Funding Date), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to such Borrowing, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Closing Date and after giving effect to the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1 Corporate Existence; Compliance with Law

Each of the Borrower and the Borrower’s Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect, (e) is in compliance with all applicable Requirements of Law except where the failure to be in

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compliance would not, in the aggregate, have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or where the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

(ii) have been or, at the time of delivery thereof pursuant to Article III (Conditions to Initial Loans and Letters of Credit) will have been duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Loan Party’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Related Document or any other material Contractual Obligation of such Loan Party or any of its Subsidiaries or (D) result in the creation or imposition of any Lien upon any property of such Loan Party or any of its Subsidiaries, other than liens permitted under Section 8.02; and

(iv) do not require (other than with respect to the Designated Collateral) the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 4.2 (Consents) or those that have been or will be, prior to the Closing Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), and each of which on the Closing Date will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.

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Section 4.3 Ownership of Borrower; Subsidiaries

(a) Set forth on Schedule 4.3 (Capitalization) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or any Subsidiary of the Borrower. Except as set forth on Schedule 4.3 (Capitalization), no Stock of any Subsidiary of the Borrower is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower or any other Subsidiary of the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement). Except as set forth on Schedule 4.3 (Capitalization), neither the Borrower nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents.

Section 4.4 Financial Statements

(a) The Consolidated balance sheet of the Borrower and its Subsidiaries as at each of December 31, 2002 and December 31, 2001 and the related Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal years then ended, certified by PricewaterhouseCoopers LLP and Arthur Andersen LLP, respectively, and the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2003, and the related unaudited Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the twelve months then ended, copies of which have been furnished to each Lender, fairly present in all material respects, subject, in the case of said balance sheet as at December 31, 2003, and said statements of income, stockholders’ equity and cash flows for the twelve months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in conformity with GAAP (other than, in the case of the unaudited consolidated financial statements dated as of December 31, 2003, changes which are permitted by GAAP with respect to the classification of Indebtedness as long-term versus current as a result of the occurrence of the Closing Date).

(b) None of the Borrower or any of its Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a)above or in the notes thereto and not otherwise permitted by this Agreement.

(c) The Projections have been prepared by the Borrower in light of the past operations of its business. The Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein. While the assumptions and estimates upon which the Projections are based were made in good faith and

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on the basis of information and assumptions that the Borrower believed to be reasonable at the time, the Lenders, the Issuers and the Administrative Agent understand, acknowledge and agree that such assumptions and estimates as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such assumptions and estimates may differ from the Projections by a material amount.

(d) The pro forma balance sheet delivered pursuant to Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) has been prepared as of December 31, 2003, and reflects as of such date, on a pro forma basis, the Consolidated financial condition of the Borrower and its Subsidiaries after giving effect to the Refinancing and the transactions contemplated hereby. While the assumptions and estimates upon which the pro forma balance sheet are based were made in good faith and on the basis of information and assumptions that the Borrower believed to be reasonable at the time, the Lenders, the Issuers and the Administrative Agent understand, acknowledge and agree that such assumptions and estimates as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such assumptions and estimates may differ from the Projections by a material amount.

Section 4.5 Material Adverse Change

Since December 31, 2002, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Solvency

Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing for which the Loan Parties are obligated, each of (i) the Borrower is Solvent and (ii) the Loan Parties, taken as a whole, are Solvent.

Section 4.7 Litigation

There are no pending or, to the knowledge of the Borrower, threatened actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Loan Document or any Related Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8 Taxes

(a) All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by the Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine,

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penalty, interest, late charge or loss may be added thereto for non-payment thereof except (i) where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Borrower or such Tax Affiliate in conformity with GAAP or (ii) to the extent the aggregate liability of the Borrower or such Tax Affiliate does not exceed $250,000 at any time. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority which would have a Material Adverse Effect. Proper and accurate amounts have been withheld by the Borrower and each of its Tax Affiliates from their respective employees for all periods in compliance in all material respects with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

(b) As of the Closing Date, none of the Borrower or any of its Tax Affiliates has (i) executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any Tax Return or the assessment or collection of any charges, (ii) incurred any obligation under any tax sharing agreement or arrangement other than those of which the Administrative Agent has received a copy prior to the date hereof or (iii) been a member of an affiliated, combined or unitary group other than the group of which the Borrower (or its Tax Affiliate) is the common parent.

Section 4.9 Full Disclosure

The written information prepared or furnished by or on behalf of the Borrower and its Subsidiaries in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, including the information contained in the Confidential Information Memorandum, when delivered and taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. All facts known to the Borrower and material to an understanding of the financial condition, business, properties or prospects of the Borrower and its Subsidiaries taken as one enterprise have been disclosed to the Lenders; provided that, with respect to the Projections, the Borrower represents only that such information was prepared in good faith based on assumptions and estimates believed to be reasonable at the time, and the Lenders, the Issuers and the Administrative Agent understand, acknowledge and agree that such assumptions and estimates as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such assumptions and estimates may differ from the Projections by a material amount.

Section 4.10 Margin Regulations

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

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Section 4.11 No Burdensome Restrictions; No Defaults

(a) Neither the Borrower nor any Subsidiary of the Borrower (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 8.2 (Liens, Etc.)) on the assets of any thereof or (ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

(b) Neither the Borrower nor any Subsidiary of the Borrower is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of any Loan Party, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

(c) No Default or Event of Default has occurred and is continuing.

(d) To the best knowledge of the Borrower, there are no Requirements of Law applicable to any Loan Party or any Subsidiary of any Loan Party the compliance with which by such Loan Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

Section 4.12 Investment Company Act; Public Utility Holding Company Act

Neither the Borrower nor any Subsidiary of the Borrower is (a) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

Section 4.13 Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrower (and, to the extent distributed to them by the Borrower, each other Loan Party) solely (a) to consummate the Refinancing, (b) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and (c) for working capital and general corporate purposes (including Permitted Acquisitions).

Section 4.14 Insurance

All policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person. None of the Borrower or any of its Subsidiaries has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

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Section 4.15 Labor Matters

(a) There are no strikes, work stoppages, slowdowns or lockouts pending or, to the Borrower’s knowledge, threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(b) There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower’s knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.15 (Labor Matters), as of the Closing Date, there is no collective bargaining agreement covering any employee of the Borrower or its Subsidiaries.

(d) The public filings made by the Borrower with the Securities and Exchange Commission set forth, as of the date hereof, a listing of all executive employment agreements and stock option plans of the Borrower and any of its Subsidiaries.

Section 4.16 ERISA

(a) Each employee benefit plan of the Borrower or any of the Borrower’s Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

(b) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, would not have a Material Adverse Effect.

(c) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.17 Environmental Matters

(a) The operations of the Borrower and each of its Subsidiaries are, and to the knowledge of the Borrower have been, in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs after the date hereof in excess of $5,000,000.

(b) None of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to result in the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $5,000,000.

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(c) Except as disclosed on Schedule 4.17 (Environmental Matters), as of the Closing Date none of the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

(d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, would not have a reasonable likelihood of the Borrower and its Subsidiaries incurring Environmental Liabilities and Costs in excess of $5,000,000.

(e) As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

(f) As of the date hereof, the Borrower and each of its Subsidiaries has provided the Administrative Agent with an opportunity to review all environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries.

Section 4.18 Intellectual Property

The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries, except to the extent the failure to so own, license or use such rights would to have a Material Adverse Effect. To the Borrower’s knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right (including all “Intellectual Property” as defined in the Pledge and Security Agreement), slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, in either case, which would have a Material Adverse Effect.

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Section 4.19 Title; Real Property

(a) Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.). The Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents in respect of, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect, the Borrower’s and its Subsidiaries’ right, title and interest in and to all such property, except to the extent the failure to have received or effected the same could reasonably be expected to have a Material Adverse Effect.

(b) Set forth on Schedule 4.19 (Real Property) is a complete and accurate list of all Real Property of each Loan Party and its Subsidiaries and showing, as of the Closing Date, the current street address (including city and state) and the Subsidiary which is the owner or lessee thereof.

(c) As of the Closing Date, no Loan Party nor any of its Subsidiaries is obligated to purchase, acquire, sell, assign, dispose of or lease to any third party any Eligible Real Property of such Loan Party or any of its Subsidiaries.

(d) No portion of any Eligible Real Property of any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Governmental Authority for which flood insurance in favor of the Administrative Agent has not been obtained.

(e) All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

Section 4.20 Related Documents

(a) None of the Related Documents has been amended or modified in any respect and no provision therein has been waived, except in each case to the extent permitted by Section 8.12 (Modification of Debt Agreements) and no default or event that, with the giving of notice or lapse of time or both, would be a default has occurred thereunder.

(b) The Obligations constitute “Senior Indebtedness” (or equivalent term) as defined in the Indenture.

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ARTICLE V

FINANCIAL COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Minimum Fixed Charge Coverage Ratio

With respect to any fiscal month in which the Available Credit is at any time less than $15,000,000 (any such month, the “Covenant Commencement Date”), the Borrower shall maintain a Fixed Charge Coverage Ratio, determined as of the last day of the fiscal month preceding the Covenant Commencement Date for which the Lenders have received financial statements pursuant to Section 6.1 (Financial Statements) and as of the last day of each fiscal month occurring thereafter until the Covenant Termination Date, for the twelve fiscal months ending on each such date, of at least 1:1.

Section 5.2 Capital Expenditures

The Borrower shall not make or incur, or permit to be made or incurred, Capital Expenditures during the Fiscal Year ended 2004 in excess of $25,000,000 and for each Fiscal Year thereafter, an amount not to exceed five percent of the Borrower’s and its Subsidiaries’ Consolidated revenues (determined on a last twelve months basis at the time of any such expenditure).

ARTICLE VI

REPORTING COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

The Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a) Monthly Reports. With respect to each fiscal month in each Fiscal Year (each, a “referent month”), on or prior to the last day of the fiscal month following the end of each such referent month, financial information regarding the Borrower and its Subsidiaries consisting of (i) Consolidated unaudited statements of income for such referent month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections or, if applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations for the

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periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end and quarter-end audit adjustments), (ii) the outstanding amount of all Financial Covenant Debt as of the end of such referent month (itemized pursuant to the type of Indebtedness comprising such Financial Covenant Debt), (iii) the total amount of Capital Expenditures made during such referent month (and on a cumulative basis for the portion of the Fiscal Year then ended) and (iv) the gross amount of Accounts, Trucks and Inventory as of the end of such referent month.

(b) Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, financial information regarding the Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections or, if applicable, the latest business plan provided pursuant to clause (f) below for the current Fiscal Year, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c) Annual Reports. Within 90 days after the end of each Fiscal Year, audited financial information regarding the Borrower and its Subsidiaries consisting of Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such year and related statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Borrower being a going concern by the Borrower’s Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present in all material respects the Consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(d) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clauses (a), (b) or (c) above, a certificate of a Responsible Officer of the Borrower (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in demonstrating compliance with each of the financial covenants contained in Article V (Financial Covenants) (whether or not then applicable) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrower proposes to take with respect thereto.

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(e) Corporate Chart and Other Collateral Updates. Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, (i) a certificate of a Responsible Officer of the Borrower certifying that the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is true, correct, complete and current as of the date of such Financial Statement and (ii) a certificate of a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent that all certificates, statements, updates and other documents (including updated schedules) required to be delivered pursuant to the Pledge and Security Agreement by any Loan Party in the preceding Fiscal Quarter have been delivered thereunder (or such delivery requirement was otherwise duly waived or extended). The reporting requirements set forth in this clause (e) are in addition to, and are not intended to and shall not replace or otherwise modify, any obligation of any Loan Party under any Loan Document (including other notice or reporting requirements). Compliance with the reporting obligations in this clause (e) shall only provide notice to the Administrative Agent and shall not, by itself, modify any obligation of any Loan Party under any Loan Document, update any Schedule to this Agreement or any schedule to any other Loan Document or cure, or otherwise modify in any way, any failure to comply with any covenant, or any breach of any representation or warranty, contained in any Loan Document or any other Default or Event of Default.

(f) Business Plan. Not later than forty-five days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, (i) the annual business plan of the Borrower and its Subsidiaries for the next succeeding Fiscal Year approved by the Board of Directors of the Borrower, (ii) forecasts prepared by management of the Borrower for each fiscal month in the next succeeding Fiscal Year and (iii) forecasts prepared by management of the Borrower for each of the succeeding Fiscal Years through the Fiscal Year in which the Revolving Credit Termination Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end Consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(g) Management Letters, Etc. Within ten Business Days after receipt thereof by any Loan Party, copies of each final management letter, exception report or similar letter or report received by such Loan Party from its independent certified public accountants (including the Borrower’s Accountants).

(h) Reporting of Plant Metrics. Together with each delivery of Financial Statements pursuant to clause (a) above, a report setting forth in reasonable detail (i) for each Eligible Plant, the total revenues, volume of concrete produced and average price of concrete for the fiscal month covered by such Financial Statements and (ii) with respect to all Eligible Plants located in the same region, a calculation of the EBITDA of such Plants for each such region, in the case of each of clauses (i) and (ii), for such fiscal month and that portion of the current Fiscal Year ending as of the close of such month, and setting forth in comparative form the figures for the corresponding period in the prior year.

(i) Intercompany Loan Balances. Together with each delivery of any Financial Statement pursuant to clause (a) above, a summary of the outstanding balance of all intercompany Indebtedness as of the last day of the fiscal month covered by such Financial Statement, certified by a Responsible Officer of the Borrower.

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Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or such other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Promptly after the commencement thereof, the Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting the Borrower or any of Subsidiary of the Borrower that (i) seeks injunctive or similar relief or (ii) in the reasonable judgment of the Borrower or such Subsidiary, expose the Borrower or such Subsidiary to liability that would have a Material Adverse Effect.

Section 6.4 Asset Sales

Prior to the consummation of any Asset Sale which would require a mandatory prepayment to be made pursuant to Section 2.9 (Mandatory Prepayments), the Borrower shall send the Administrative Agent a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries.

Section 6.5 Notices under Related Documents

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of all material notices, certificates or reports delivered pursuant to, or in connection with, any Related Document; provided that the Borrower shall not be required to send to the Administrative Agent copies of any such notices, certificates or reports if the Borrower is already required to deliver substantially similar information to the Administrative Agent under the Loan Documents.

Section 6.6 SEC Filings; Press Releases

Promptly after the sending or filing thereof, the Borrower shall send the Administrative Agent copies of (a) all reports that the Borrower sends to its security holders generally, (b) all reports and registration statements that the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc. (it being understood that reports on Form 8-K shall be deemed delivered at such time as the same are publicly available on EDGAR) and (c) all other statements concerning material changes or developments in the business of such Loan Party made available by any Loan Party to the public or any other creditor.

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Section 6.7 Labor Relations

Promptly after becoming aware of the same, the Borrower shall give the Administrative Agent written notice of (a) any labor dispute to which the Borrower or any of its Subsidiaries is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities which could reasonably be expected to have a Material Adverse Effect, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person.

Section 6.8 Tax Returns

Upon the reasonable request of any Lender, through the Administrative Agent, the Borrower shall provide copies of (a) all federal and all material state and local tax returns and reports filed by the Borrower or any Subsidiary of the Borrower in respect of taxes measured by income (excluding sales, use and like taxes) and (b) notices or other information reasonably requested by any Lender, through the Administrative Agent, with respect to any actual audits of the tax returns described in clause (a) above.

Section 6.9 Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Borrower shall furnish the Administrative Agent (in sufficient copies for each of the Lenders) with (a) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower or any Subsidiary of the Borrower and the duration of such coverage and (b) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid and confirming that the Administrative Agent has been named as loss payee or additional insured, as applicable.

Section 6.10 ERISA Matters

The Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders) each of the following:

(a) promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event;

(b) promptly and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower describing such ERISA Event or waiver request and the action, if any, the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto; and

(c) simultaneously with the date that the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice.

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Section 6.11 Environmental Matters

The Borrower shall provide the Administrative Agent promptly and in any event within 10 days after the Borrower or any Subsidiary of the Borrower learning of any of the following, written notice of each of the following:

(a) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs exceeding $5,000,000;

(b) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

(c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, would not be reasonably likely to subject the Loan Parties collectively to Environmental Liabilities and Costs exceeding $5,000,000;

(d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, if adversely determined, would have a reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs exceeding $5,000,000;

(e) any proposed acquisition of stock, assets or real estate, any proposed leasing of property or any other action by any Loan Party or any of its Subsidiaries other than those the consequences of which, in the aggregate, have reasonable likelihood of subjecting the Loan Parties collectively to Environmental Liabilities and Costs exceeding $5,000,000;

(f) any proposed action by any Loan Party or any of its Subsidiaries or any proposed change in Environmental Laws that, in the aggregate, have a reasonable likelihood of requiring the Loan Parties to obtain additional environmental, health or safety Permits or make additional capital improvements to obtain compliance with Environmental Laws that, in the aggregate, would have cost $5,000,000 or more or that shall subject the Loan Parties to additional Environmental Liabilities and Costs exceeding $5,000,000; and

(g) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.12 Borrowing Base Deliverables and Determination

(a) The Borrower shall deliver, as soon as available and in any event not later than ten Business Days after the end of each fiscal month, a Borrowing Base Certificate as of the end of such fiscal month executed by a Responsible Officer of the Borrower. If at any time Available Credit is less than $15,000,000, the Borrower shall deliver, as soon as available and in

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any event not later than three Business Days after the end the last day of each week, an additional Borrowing Base Certificate as of the end of such period (containing available updated figures for Eligible Receivables) executed by a Responsible Officer of the Borrower.

(b) The Borrower shall conduct, or shall cause to be conducted, at its expense and upon request of the Administrative Agent (which request, with respect to third-party appraisers, except during the existence of a Default or an Event of Default when requests may be more frequent, shall not be made (i) more frequently than once per year with regard to the Borrowing Base Collateral (it being understood that the Administrative Agent may not waive the requirement for an annual appraisal without the written consent of the Requisite Lenders) and (ii) if requested by the Administrative Agent in its sole discretion, exercised reasonably and in good faith, more frequently than quarterly with respect to Fixed Asset Collateral), and present to the Administrative Agent for approval, such appraisals by third party appraisers reasonably satisfactory to the Administrative Agent, investigations and reviews as the Administrative Agent shall request for the purpose of determining the Borrowing Base and the value of Fixed Asset Collateral. The Borrower shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base and the value of Fixed Asset Collateral including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to in the Borrowing Base.

(c) The Borrower shall promptly notify the Administrative Agent in writing in the event that at any time the Borrower receives or otherwise gains knowledge (i) that the Borrowing Base is less than 90% of the Borrowing Base reflected in the most recent Borrowing Base Certificate delivered pursuant to clause (a) above, (ii) that the outstanding Revolving Credit Outstandings exceed the Borrowing Base as a result of a decrease therein, in which case such notice shall also include the amount of such excess, (iii) that Available Credit is at any time less than $15,000,000 or (iv) of any pending, threatened or contemplated condemnation proceeding affecting any Real Property which constitutes (or which but for such proceeding would constitute) Eligible Real Property.

(d) The Administrative Agent may, at the Borrower’s sole cost and expense, make test verifications of the Accounts and physical verifications of the Inventory in any manner and through any medium that the Administrative Agent considers advisable, which such verifications shall, except during the existence of any Default or Event of Default when the same made be conducted more frequently, occur no more frequently than quarterly and during normal business hours and, as long as no Default or Event of Default has occurred and is continuing, follow reasonable prior notice to the Borrower, and the Borrower shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent’s request and at the expense of the Borrower, the Borrower shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts; provided, however, that unless a Default or Event of Default shall be continuing in which case requests may be made more frequently, the Administrative Agent shall request no more than four such reports during any calendar year.

(e) The Borrower shall permit the Administrative Agent or any of its Affiliates to conduct field examinations of the Borrowing Base Collateral and the Fixed Asset Collateral, which such examinations shall, except during the existence of any Default or Event of

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Default when the same made be conducted more frequently, occur no more frequently than quarterly and during normal business hours and, as long as no Default or Event of Default has occurred and is continuing, follow reasonable prior notice to the Borrower. The expenses of such field examinations are included in the fees payable pursuant to the Administrative Agency Fee Letter.

Section 6.13 Other Information

The Borrower shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the Borrower or any Subsidiary of the Borrower as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain (a) its legal existence and (b) except to the extent any failure to preserve and maintain the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, its rights (charter and statutory) and franchises, except, in each case, as permitted by Sections 8.3 (Investments), 8.4 (Sale of Assets) and 8.7 (Restriction on Fundamental Changes; Permitted Acquisitions).

Section 7.2 Compliance with Laws, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply would not, in the aggregate, have a Material Adverse Effect.

Section 7.3 Conduct of Business

The Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, have a Material Adverse Effect.

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Section 7.4 Payment of Taxes, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except (a) where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Borrower or the appropriate Subsidiary in conformity with GAAP or (b) to the extent the aggregate liability of the Borrower or such Subsidiary does not exceed $250,000 at any time.

Section 7.5 Maintenance of Insurance

The Borrower shall (a) maintain for itself, and each of its Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, and such other insurance as may be reasonably requested by the Requisite Lenders, and, in any event, all insurance required by any Collateral Documents (including, without limitation, if any portion of any Eligible Real Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto), then such Person shall maintain, or cause to be maintained, with a sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such act) and (b) cause all such insurance relating to any Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent.

Section 7.6 Access

The Borrower shall, and shall cause each of its Subsidiaries to, from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each Subsidiary of the Borrower, (b) visit the properties of the Borrower and each Subsidiary of the Borrower, (c) discuss the affairs, finances and accounts of the Borrower and each Subsidiary of the Borrower with any of their respective officers or directors and (d) communicate directly with any of its certified public accountants (including the Borrower’s Accountants); provided that in the case of clause (d), so long as no Default or Event of Default has occurred and is continuing, a Responsible Officer of the Borrower or such Subsidiary shall be invited to participate in such communication (but the participation or attendance of such Responsible Officer shall not be required). The Borrower shall authorize its certified public accountants (including the Borrower’s Accountants), and shall cause the certified public accountants of any Subsidiary of the Borrower, if any, to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the Borrower or any Subsidiary of the Borrower.

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Section 7.7 Keeping of Books

The Borrower shall, and shall cause each of its Subsidiaries to, keep, proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the Borrower and each such Subsidiary.

Section 7.8 Maintenance of Properties, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, individually or in the aggregate, have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The Borrower (and, to the extent distributed to them by the Borrower, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13 (Use of Proceeds).

Section 7.10 Environmental

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of any of the Borrower or any Subsidiary of the Borrower incurring Environmental Liabilities and Costs in excess of $5,000,000 in the aggregate, (a) conduct, or pay for consultants to conduct, tests or assessments of environmental conditions at such operations or properties, including the investigation and testing of subsurface conditions and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

Section 7.11 Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date (other than any Excluded Subsidiary)), the Borrower agrees promptly to do, or cause each Subsidiary of the Borrower to do, each of the following, unless otherwise agreed by the Administrative Agent (it being understood, notwithstanding anything set forth below, that requirements with respect to the granting and perfection of a Lien on any after-acquired Real Property shall be governed exclusively by Section 7.13 (Real Property):

(a) deliver to the Administrative Agent such duly-executed supplements and amendments to the Guaranty (or, in the case of any Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign

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guarantees and related documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure that each Subsidiary of each Loan Party guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, in no event shall any Excluded Foreign Subsidiary be required to guaranty the payment of the Obligations, unless (x) the Borrower and the Administrative Agent otherwise agree or (y) such Excluded Foreign Subsidiary has entered into Guaranty Obligations in respect of any Indenture;

(b) deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party and (ii) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected (other than in respect of Designated Collateral) and enforceable first-priority security interest in all property interests and other assets of any Loan Party; provided, however, in no event shall (x) any Loan Party or any of its Subsidiaries, individually or collectively, be required to pledge in excess of 65% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (y) any assets of any Excluded Foreign Subsidiary be required to be pledged, unless the Borrower and the Administrative Agent otherwise agree;

(c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; and

(e) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.12 Control Accounts; Approved Deposit Accounts

(a) The Borrower shall, and shall cause each of its Subsidiaries to, (i) subject to clause (f) below, deposit in an Approved Deposit Account all cash they receive, (ii) subject to

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clause (f) below, not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank; provided, however, that the Borrower and each of its Subsidiaries may establish or maintain (x) payroll, withholding tax and other fiduciary accounts, including accounts for which the funds on deposit therein pertain to Liens permitted under clause (c) of the definition of “Customary Permitted Liens” or Liens permitted by Section 8.2(k) (Liens) (provided that neither the Borrower nor any such Subsidiary may maintain funds in any such account in excess of amounts which are actually due (or, in the case of fiduciary accounts, otherwise required to be maintained therein) to its employees or the relevant Governmental Authority or other beneficiary of such fiduciary account), (y) until the date specified in clause (f) below or unless a Default or Event of Default has occurred and is continuing, an amount not to exceed $2,000,000 at any time in account number 001390027679 at BofA to cover net disbursements made on behalf of the Borrower and its Subsidiaries in the ordinary course of business and (z) Excluded Deposit Accounts, provided further that to the extent the aggregate balances in all Excluded Deposit Accounts at any time exceed $300,000 for a period of longer than five days the Borrower shall, or shall cause the relevant Subsidiary to, either (A) cause such amounts in excess of $300,000 to, within one Business Day, be transferred to an Approved Deposit Account or (B) cause one or more Excluded Deposit Accounts to become an Approved Deposit Account so that, after giving effect to the actions in clauses (A) and/or (B) the aggregate balance on deposit in all Excluded Deposit Accounts shall not at any time exceed $300,000 for a period longer than five days.

(b) The Borrower shall, and shall cause each of its Subsidiaries, to (i) subject to clause (a) above, instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) subject to clause (a) above, deposit in an Approved Deposit Account immediately upon receipt all Proceeds of such Accounts and General Intangibles received by the Borrower or any of its Subsidiaries from any other Person.

(c) In the event (i) the Borrower, any Subsidiary of the Borrower or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion, exercised reasonably and in good faith, that the financial condition of a Deposit Account Bank has materially deteriorated, the Borrower shall, and shall cause each Subsidiary of the Borrower to, notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account (such notification to occur with the next billing cycle after the Administrative Agent has made such determination).

(d) In the event (i) the Borrower, any Subsidiary of the Borrower or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary has materially deteriorated, the Borrower shall, and shall cause each Subsidiary of the Borrower to, notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account (such notification to occur with the next billing cycle after the Administrative Agent has made such determination).

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(e) The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine; provided, however, that no Cash Collateral Account shall be established with respect to the assets of any Excluded Foreign Subsidiary. The Borrower agrees that each such Cash Collateral Account shall be under the sole dominion and control of the Administrative Agent and that the Administrative Agent shall be the Entitlement Holder with respect to each such Cash Collateral Account that is a Securities Account and the only Person authorized to give Entitlement Orders with respect to each such Securities Account. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrower to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of the Borrower, any Subsidiary of the Borrower or any other Loan Party or Person claiming on behalf of or through the Borrower, any Subsidiary of the Borrower or any other Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.9(f)(Mandatory Prepayments).

(f) Within seventy-five days following the Closing Date, the Borrower shall (i) deliver to the Administrative Agent (x) Deposit Account Control Agreements with respect to each Deposit Account (other than an Excluded Deposit Account) duly executed by the appropriate Loan Party and the financial institution at which such Deposit Account is maintained and (y) Securities Account Control Agreements duly executed by the appropriate Loan Party and (1) all Securities Intermediaries with respect to all Securities Accounts and securities entitlements of the Borrower and each Guarantor and (2) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by the Borrower and each Guarantor and (ii) establish at BofA such controlled disbursement accounts and other accounts as may reasonably be requested by the Administrative Agent in connection with the exercise by the Administrative Agent of dominion and control over the Loan Parties’ cash management system.

(g) The provisions of this Section 7.12 shall not apply to any Excluded Foreign Subsidiary or Excluded Subsidiary.

Section 7.13 Real Property

(a) The Borrower shall, and shall cause each of its Subsidiaries to, (i) comply in all material respects with all of their respective obligations under all Leases pertaining to Eligible Plants, (ii) comply with all of their respective obligations under all other Leases now or hereafter held respectively by them except to the extent the failure to so comply could not reasonably be expect to have a Material Adverse Effect, (iii) not terminate, modify, amend, cancel, extend or otherwise change (x) without the prior written consent of the Administrative Agent, in any respect, any Lease which pertains to an Eligible Plant (other than

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such changes which pertain to supply pricing agreements or similar agreements entered into in connection with such Lease) and (y) in any materially adverse manner any term, covenant or condition of any other Lease, (iii) not assign or sublet any (x) Lease which pertains to an Eligible Plant and (y) other Lease if such assignment or sublet would have a Material Adverse Effect, (iv) provide the Administrative Agent with a copy of each notice of default under any Lease received by the Borrower or any Subsidiary of the Borrower (1) immediately upon receipt thereof in respect of any Lease which pertains to an Eligible Plant and (2) within three (3) Business Days upon receipt thereof in respect of any other Lease, deliver to the Administrative Agent a copy of each notice of default sent by the Borrower or any Subsidiary of the Borrower under any Lease simultaneously with its delivery of such notice under such Lease and (v) notify the Administrative Agent at least fourteen days prior to the date the Borrower or any Subsidiary takes possession of, or becomes liable under, any new leased premises or Lease, whichever is earlier.

(b) At least fifteen Business Days prior to (i) entering into any Lease (other than a renewal of an existing Lease) of a Plant or (ii) acquiring any material owned Real Property, the Borrower shall, and shall cause such Guarantor to, provide the Administrative Agent written notice thereof and, upon written request of the Administrative Agent, the Borrower shall, and shall cause such Guarantor to provide Phase I environmental reports on such Real Property or, as the case may be, the Real Property subject to such Lease showing no condition that would give rise to material Environmental Liabilities and Costs.

(c) To the extent not previously delivered to the Administrative Agent, upon written request of the Administrative Agent, (i) the Borrower shall, and shall cause each Subsidiary Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, immediately upon the acquisition of any owned Real Property, a Mortgage on such owned Real Property of the Borrower or such Subsidiary Guarantor (other than Designated Collateral), together with (w) if requested by the Administrative Agent and such Real Property is located in the United States, all Mortgage Supporting Documents relating thereto or (x) otherwise, documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage on such Real Property and (ii) with respect to any Lease of a Plant, the Borrower shall, and shall cause each Subsidiary Guarantor to, use its commercially reasonable efforts or the execution and delivery of a Mortgage with respect to such Plant, together with (y) if requested by the Administrative Agent and such Lease is located in the United States, all Mortgage Supporting Documents relating thereto or (x) otherwise, documents similar to Mortgage Supporting Documents deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage on such Lease.

(d) To the extent not previously delivered to the Administrative Agent, the Borrower shall, or shall cause the relevant Loan Party to, deliver to the Administrative Agent within sixty days following the Closing Date (i) Mortgages in respect of the Real Estate owned by the Loan Parties as of the Closing Date and (ii) Mortgage Supporting Documents with respect thereto.

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ARTICLE VIII

NEGATIVE COVENANTS

The Borrower agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following:

(a) the Secured Obligations (other than in respect of Hedging Contracts not permitted to be incurred pursuant to clause (f) below) and Guaranty Obligations in respect thereof;

(b) Indebtedness existing on the date of this Agreement and disclosed on Schedule 8.1 (Existing Indebtedness);

(c) Guaranty Obligations incurred by the Borrower or any Subsidiary Guarantor in respect of Indebtedness of the Borrower or any Subsidiary Guarantor that is otherwise permitted by this Section 8.1 (other than clause (a) above);

(d) Capital Lease Obligations and purchase money Indebtedness incurred by the Borrower or a Subsidiary of the Borrower to finance the acquisition of fixed assets; provided, however, that the Capital Expenditure related thereto is otherwise permitted by Section 5.2 (Capital Expenditures) and that the aggregate outstanding principal amount of all such Capital Lease Obligations and purchase money Indebtedness shall not exceed $5,000,000 at any time;

(e) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (d) above, clause (k) below or this clause (e); provided, however, that any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (and the reasonable costs incurred by such Person in connection with such refinancing or refunding, including applicable premiums, transaction expenses, etc.) of, than the Indebtedness being renewed, extended, refinanced or refunded;

(f) a Sale and Leaseback Transaction permitted pursuant to Section 8.15(b)(Operating Leases; Sale/Leasebacks), to the extent such transaction would constitute Indebtedness;

(g) Indebtedness arising from intercompany loans (i) from the Borrower to any Subsidiary Guarantor or (ii) from any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor and (iii) from any Subsidiary to the Borrower or any other Subsidiary; provided in the case of this clause (iii), Indebtedness owing by a Loan Party to a non-Loan Party shall be subordinated to the repayment in full of the Obligations and the termination of the Commitments;

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(h) Indebtedness arising under any performance, bid or surety bond entered into in the ordinary course of business;

(i) Obligations under Hedging Contracts permitted under Section 8.16 (No Speculative Transactions);

(j) Indebtedness secured solely by the Excluded Collateral (and the Proceeds thereof) or any Indebtedness of SPE in an aggregate amount not to exceed $10,000,000 provided that (i) neither the Borrower nor any of its Subsidiaries (other than EMI or the SPE, as applicable) is (or may become) directly or indirectly liable (whether as a primary obligor, surety or guarantor) for such Indebtedness and (ii) none of the assets of the Borrower or any of its Subsidiaries (other than such Excluded Collateral) is (or may become) subject to any Lien securing such Indebtedness;

(k) Indebtedness of a Proposed Acquisition Target existing at the time a Permitted Acquisition is consummated (and not created or incurred in connection with such Person becoming a Subsidiary of the Borrower or such assets being acquired by the Borrower or its Subsidiaries, as the case may be) in an amount not to exceed $5,000,000 in aggregate principal amount outstanding at any time for all Permitted Acquisitions; provided that such Indebtedness is recourse only to the Proposed Acquisition Target and/or the assets of such Proposed Acquisition Target and that (i) neither the Borrower nor any of its Subsidiaries (other than such Proposed Acquisition Target) is (or may become) directly or indirectly liable (whether as a primary obligor, surety or guarantor) for such Indebtedness and (ii) none of the assets of the Borrower or any of its Subsidiaries (other than those of such Proposed Acquisition Target) is (or may become) subject to any Lien securing such Indebtedness;

(l) additional Indebtedness in an aggregate principal amount not to exceed $500,000;

(m) Indebtedness evidenced by the New Notes, but only to the extent that the proceeds of the New Notes are used to redeem all, but not less than all, of the Existing Notes and pay related costs and expenses; and

(n) Permitted Subordinated Debt.

Section 8.2 Liens, Etc.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(a) Liens created pursuant to the Loan Documents;

(b) Liens existing on the date of this Agreement and disclosed on Schedule 8.2 (Existing Liens);

(c) Customary Permitted Liens on the assets of the Borrower and the Borrower’s Subsidiaries;

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(d) purchase money Liens granted by the Borrower or any of its Subsidiaries (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Borrower’s or such Subsidiary’s acquisition thereof) securing Indebtedness permitted under Section 8.1(d) (Indebtedness) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease and any improvements, accessions or proceeds thereto or thereof;

(e) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above, clause (h) below or this clause (e) without any change in the assets subject to such Lien and to the extent such renewal, extension, refinancing or refunding is permitted by Section 8.1(e) (Indebtedness);

(f) Liens in favor of lessors securing operating leases or, to the extent such transactions create a Lien hereunder, Sale and Leaseback Transactions, in each case to the extent such operating leases or Sale and Leaseback Transactions are permitted hereunder;

(g) Liens on Excluded Collateral (and the Proceeds thereof) securing Indebtedness permitted by Section 8.1(j) (Indebtedness);

(h) Liens on Equipment or Real Property (and any improvements, accessions or proceeds thereto or thereof) securing Indebtedness permitted by Section 8.1(k) (Indebtedness);

(i) Liens in an aggregate amount not to exceed $250,000 securing Indebtedness permitted by Section 8.1(l) (Indebtedness);

(j) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property not materially detracting from the value of such Real Property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property and the other operations of the Borrower and its Subsidiaries taken as a whole;

(k) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing or discharging Indebtedness of the Borrower or any Subsidiary so long as such defeasance or discharge is otherwise permitted under this Agreement;

(l) Liens securing judgments which do not constitute an Event of Default under Section 9.1(g) (Events of Default);

(m) Liens securing Inventory under construction arising from progress or partial payments by a customer of the Borrower or any Subsidiary relating to such Inventory; and

(n) Liens in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry.

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Section 8.3 Investments

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or maintain any Investment except for the following:

(a) Investments existing on the date of this Agreement and disclosed on Schedule 8.3 (Existing Investments) and any extensions or renewals thereof; provided that any such extension or renewal shall not increase the amount of such original Investment;

(b) Investments in cash and Cash Equivalents held in compliance with Section 7.12(a) (Control Accounts; Approved Deposit Accounts);

(c) Investments in payment intangibles, chattel paper (each as defined in the UCC) and Accounts, notes receivable and similar items arising or acquired in the ordinary course of business of the Borrower and its Subsidiaries;

(d) Investments received in settlement of amounts due to the Borrower or any Subsidiary of the Borrower effected in the ordinary course of business;

(e) Investments by (i) the Borrower in any Subsidiary Guarantor or any Subsidiary Guarantor in the Borrower or any other Subsidiary Guarantor or (ii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor in the Borrower or any other Subsidiary of the Borrower;

(f) loans or advances to employees, officers and directors of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business other than any loans or advances that would be in violation of Section 402 of the Sarbanes-Oxley Act; provided, however, that the aggregate principal amount of all loans and advances permitted pursuant to this clause (f) shall not exceed $1,500,000 at any time;

(g) Guaranty Obligations permitted by Section 8.1 (Indebtedness);

(h) as long as no Default or Event of Default is then continuing or would result therefrom, Investments not otherwise permitted hereby; provided, however, that the aggregate outstanding amount of all such Investments shall not exceed $500,000 at any time when made; and

(i) Investments constituting Permitted Acquisitions.

Section 8.4 Sale of Assets

The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, except in the case of the Borrower, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a) the sale or disposition of Cash Equivalents or Inventory, in each case in the ordinary course of business;

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(b) the sale or disposition of Equipment or Real Estate (other than Real Estate pertaining to Eligible Plants) that has become obsolete or is replaced in the ordinary course of business or is no longer necessary in or useful to the business of the Borrower and its Subsidiaries in the ordinary course of business;

(c) (i) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a Sale and Leaseback Transaction and (ii) a sale of assets pursuant to a Sale and Leaseback Transaction, in each case as permitted under Section 8.15 (Operating Leases; Sale/Leasebacks);

(d) assignments and licenses of intellectual property of the Borrower and its Subsidiaries in the ordinary course of business;

(e) any Asset Sale to the Borrower or any Subsidiary Guarantor;

(f) any Asset Sale of Excluded Collateral; and

(g) as long as no Default or Event of Default is continuing or would result therefrom, any other Asset Sale for Fair Market Value, payable in cash upon such sale; provided, however, that with respect to any such Asset Sale pursuant to this clause (f), (i) the aggregate consideration received during any Fiscal Year for all such Asset Sales shall not exceed $5,000,000 and (ii) an amount equal to all Net Cash Proceeds of such Asset Sale are applied to the payment of the Obligations as set forth in, and to the extent required by, Section 2.9 (Mandatory Prepayments).

Section 8.5 Restricted Payments

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments by any Subsidiary of the Borrower to the Borrower or any Subsidiary Guarantor;

(b) dividends and distributions declared and paid (i) on the common Stock of the Borrower and payable only in common Stock of the Borrower or (ii) on the common Stock of any Subsidiary and payable only in common Stock of such Subsidiary;

(c) Restricted Payments made by the Borrower as a result of the redemption of Stock or options held by employees and members of management of the Borrower and its Subsidiaries in an amount not to exceed $2,000,000 in any Fiscal Year, as long as no Default of Event of Default has occurred and is continuing (both before and after giving effect to such Restricted Payment); and

(d) as long as no Default or Event of Default has occurred and is then continuing both before and after giving effect to any such Restricted Payment, Restricted Payments made by the Borrower in an aggregate amount not to exceed the sum of (i) $3,000,000 plus (ii) additional amounts (not to exceed $5,000,000 in the aggregate); provided that any additional amount under this clause (e)(ii) shall only be permitted upon delivery by Borrower to the Administrative Agent at least ten (10) Business Days prior to the date of any proposed

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Restricted Payment to be made pursuant to this clause (e)(ii) of a certificate of a Responsible Officer (together with appropriate supporting details) demonstrating that, on a pro forma basis after giving effect to any such Restricted Payment, the Borrower has a Leverage Ratio as of the date of such Restricted Payment that will not exceed 2.50 to 1.

Section 8.6 Prepayment and Cancellation of Indebtedness

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice or in its reasonable credit judgment and (ii) in respect of intercompany Indebtedness among the Borrower and the Subsidiary Guarantors.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Indebtedness; provided, however, that the Borrower and each Subsidiary of the Borrower may (i) to the extent then outstanding, make payments as and when due on the notes issued pursuant to the Existing Indenture to the extent required to be paid pursuant to the terms of the Existing Indenture, but only so long as such payments are not made in violation of the subordination provisions in the Existing Indenture and (ii) redeem the notes issued pursuant to the Existing Indenture with the proceeds of the New Notes or Permitted Subordinated Debt or New Notes with the proceeds of Permitted Subordinated Debt.

Section 8.7 Restriction on Fundamental Changes; Permitted Acquisitions

The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) except in connection with a Permitted Acquisition, (i) merge with any Person, (ii) consolidate with any Person, (iii) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (iv) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (b) enter into any joint venture or partnership with any Person other than any joint venture or partnership among the Borrower and any Subsidiary Guarantor or as otherwise permitted pursuant to Section 8.3 (Investments) or (c) acquire or create any Subsidiary unless, after giving effect to such creation or acquisition, such Subsidiary is a Wholly-Owned Subsidiary of the Borrower, the Borrower is in compliance with Sections 7.11 (Additional Collateral and Guaranties) and 7.14 (Real Property) and the Investment in such Subsidiary is permitted under Section 8.3(c) (Investments). In addition, (w) any Subsidiary Guarantor may merge or consolidate with, or be liquidated into, the Borrower (so long as the Borrower is the surviving Person) or any other Subsidiary Guarantor, (x) the Borrower or any Subsidiary Guarantor may acquire all or substantially all of the assets of any other Subsidiary Guarantor, (y) any Subsidiary of the Borrower may merge or consolidate with, or be liquidated into, the Borrower (so long as the Borrower is the surviving Person) or any Subsidiary Guarantor (so long as such Subsidiary Guarantor is the surviving Person and continues to be a Wholly Owned Subsidiary of the Borrower) and (z) any Subsidiary of the Borrower which is not a Guarantor may merger or consolidate with, or be liquidated into, any other Subsidiary of the Borrower which is also not a Guarantor.

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Section 8.8 Change in Nature of Business

The Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of the business as carried on by the Borrower and its Subsidiaries at the date hereof, whether in connection with a Permitted Acquisition or otherwise.

Section 8.9 Transactions with Affiliates

The Borrower shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly permitted herein, do any of the following: (a) make any Investment in an Affiliate of the Borrower that is not the Borrower or a Subsidiary of the Borrower, (b) transfer, sell, lease, assign or otherwise dispose of any asset to any Affiliate of the Borrower that is not a Subsidiary of the Borrower (other than Restricted Payments permitted under Section 8.5 (Restricted Payments)), (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of the Borrower that is not the Borrower or a Subsidiary of the Borrower or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Borrower that is not a Guarantor (including guaranties and assumptions of obligations of any such Affiliate), except for, in the case of this clause (e), (i) transactions in the ordinary course of business on a basis no less favorable to the Borrower or, as the case may be, such Subsidiary thereof as would be obtained in a comparable arm’s length transaction with a Person not an Affiliate thereof, (ii) salaries and other director or employee compensation to officers or directors of the Borrower or any of its Subsidiaries commensurate with current compensation levels (or reimbursement of reasonable expenses and advances made in the ordinary course of business) and (iii) transactions among the Borrower and its Wholly Owned Subsidiaries and amongst Wholly Owned Subsidiaries.

Section 8.10 Limitations on Restrictions on Subsidiary Distributions; No New Negative Pledge

The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) agree to enter into or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of such Subsidiary to (i) pay dividends or make any other distribution, (ii) transfer funds or assets to the Borrower or any Subsidiary of the Borrower or (iii) make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower or (b) enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Borrower or any Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations except:

(1) pursuant to the Loan Documents;

(2) in the case of clause (a) above, pursuant to the Related Documents, to the extent Indebtedness is outstanding under any such Related Document;

(3) pursuant to customary restrictions contained in any joint venture agreement entered into in connection with an Investment permitted under Section 8.3 (Investments); provided that restrictions pertaining to the transactions covered by clause (a) above apply solely to transactions between such joint venture and the Borrower or such Subsidiary;

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(4) in the case of clause (a)(ii) above, (a) customary restrictions in sale agreements limiting the transfer of such Property pending the closing of such sale, (b) customary restrictions pertaining to subletting or assignment of leasehold interests, (c) restrictions contained in agreements evidencing Indebtedness permitted by Section 8.1(b), (d), (e), (j), (k) and (l) (Indebtedness) (in which case, any prohibition or limitation shall only be effective against the assets of such borrower and its subsidiaries secured or financed against or thereby); and

(5) in the case of clause (b) above, restrictions contained in agreements evidencing Indebtedness permitted by Section 8.1(b), (d), (e), (j), (k), (l) and (m) (Indebtedness) (in which case, any prohibition or limitation shall only be effective against the assets of such borrower and its subsidiaries secured or financed against or thereby).

Section 8.11 Modification of Constituent Documents

The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that do not materially and adversely affect the rights and privileges of the Borrower or any Subsidiary of the Borrower and do not materially and adversely affect the interests of the Administrative Agent, the Lenders and the Issuers under the Loan Documents or in the Collateral.

Section 8.12 Modification of Debt Agreements

The Borrower shall not, nor shall it permit any of its Subsidiaries to, change or amend the terms of any Subordinated Debt (or any indenture or agreement or other material document entered into in connection therewith) if the effect of such amendment is to (a) increase the interest rate on such Subordinated Debt, (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt, (d) change the subordination provisions of such Subordinated Debt, (e) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to the Borrower, any Subsidiary of the Borrower, the Administrative Agent or any Lender.

Section 8.13 Accounting Changes; Fiscal Year

The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) fiscal year.

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Section 8.14 Margin Regulations

The Borrower shall not, nor shall it permit any of its Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.15 Operating Leases; Sale/Leasebacks

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, become liable after the Closing Date as lessee or guarantor or other surety with respect to any operating lease entered into outside the ordinary course of business of such Person, unless the aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $500,000 in any Fiscal Year.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction if, after giving effect to such Sale and Leaseback Transaction, the aggregate Fair Market Value of all properties covered by Sale and Leaseback Transactions would exceed $1,000,000; provided that this Section 8.15(b) shall not prohibit any Sale and Leaseback Transaction resulting from the incurrence of any lease in respect of any capital asset entered into within 180 days of the acquisition of such capital asset for the purpose of providing permanent financing of such capital asset.

Section 8.16 No Speculative Transactions

The Borrower shall not, nor shall it permit any of its Subsidiaries to, engage in any speculative transaction or in any transaction involving Hedging Contracts except for the sole purpose of hedging in the normal course of business and consistent with industry practices.

Section 8.17 Compliance with ERISA

The Borrower shall not, nor shall it permit any of its Subsidiaries or any ERISA Affiliate to, cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the Borrower shall fail to pay any interest on any Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

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(c) any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), Section 6.1 (Financial Statements), 6.2 (Default Notices), 7.1 (Preservation of Corporate Existence, Etc.), 7.6 (Access), 7.9 (Application of Proceeds), 7.11 (Additional Collateral and Guaranties), 7.12(f) (Control Accounts; Approved Deposit Accounts), 7.13 (Real Property) or Article VIII (Negative Covenants), (ii) any term, covenant or agreement contained in Section 6.12 (Borrowing Base) within two days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (iii) shall remain unremedied for thirty days after the earlier of (A) the date on which a Responsible Officer of the Borrower becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(e) (i) The Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness of the Borrower or any such Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to (x) Subordinated Indebtedness or (y) other Indebtedness having a principal amount of $5,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f) (i) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against the Borrower or any of its Subsidiaries (but not instituted by the Borrower or any such Subsidiary), either such proceedings shall remain undismissed or unstayed for a period of sixty days or more or any action sought in such proceedings shall occur or (iii) the Borrower or any such Subsidiary of the Borrower shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

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(g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an individual or aggregate amount exceeding $5,000,000, to the extent not covered by insurance, shall be rendered against one or more of any Loan Party and its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $5,000,000 individually or in the aggregate; or

(i) any provision of any Loan Document after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against (other than in accordance with its terms), any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, subject to Permitted Liens, or any Loan Party shall so state in writing; or

(k) there shall occur any Change of Control; or

(l) one or more of the Borrower and the Subsidiaries of the Borrower shall have entered into one or more consent or settlement decrees or agreements or similar arrangements with a Governmental Authority or one or more judgments, orders, decrees or similar actions shall have been entered against one or more of the Borrower and the Subsidiaries of the Borrower based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Contaminant and, in connection with all the foregoing, the Borrower or any Subsidiary of the Borrower is likely to incur Environmental Liabilities and Costs exceeding $5,000,000 individually or in the aggregate that were not reflected in the Projections or the Financial Statements delivered pursuant to Section 4.4 (Financial Statements) prior to the date hereof.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all accrued but unpaid interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Commitments of each Lender to make Loans and the commitments of each Revolving Credit Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without

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presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Section 9.3 Actions in Respect of Letters of Credit

At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 105% of the Letter of Credit Obligations, (iii) as may be required by Section 2.9(d) (Mandatory Prepayments), the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 105% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9(d) (Mandatory Prepayments). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.9(f) (Mandatory Prepayments) and Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Borrower. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4 Rescission

If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of accrued and unpaid interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments; Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuers to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

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ARTICLE X

THE ADMINISTRATIVE AGENT; THE AGENTS

Section 10.1 Authorization and Action

(a) Each Lender and each Issuer hereby appoints Citicorp as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents. Each Lender and each Issuer hereby appoints BofA as Syndication Agent and hereby authorizes it to act in such capacity on behalf of such Lender and such Issuer in accordance with the terms of this Agreement and the other Loan Documents . Each Lender and each Issuer hereby appoints JPMorgan as Documentation Agent and hereby authorizes it to act in such capacity on behalf of such Lender and such Issuer in accordance with the terms of this Agreement and the other Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.7(c) (Evidence of Debt), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) The Arrangers shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity. Additionally, notwithstanding anything to the contrary contained in this Agreement, each of the Syndication Agent and the Documentation Agent is a Lender designated as the “Syndication Agent” or “Documentation Agent”, respectively, for title purposes

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only and in such capacity shall have no obligations or duties whatsoever under this Agreement or any other Loan Document to any Loan Party, any Lender or any Issuer and shall have no rights separate from its rights as a Lender except as expressly provided in this Agreement.

Section 10.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 2.7 (Evidence of Debt), (c) may consult with legal counsel (including counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3 Posting of Approved Electronic Communications

(a) Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers and the Borrower acknowledges and agrees, and the Borrower shall cause each Subsidiary Guarantor to acknowledge and agree, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such

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distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers and the Borrower hereby approves, and the Borrower shall cause each Subsidiary Guarantor to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and the Borrower shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.

(c) The Approved Electronic Communications and the Approved Electronic Platform are provided “as is” and “as available”. None of the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy or completeness of the Approved Electronic Communications and the Approved Electronic Platform and each expressly disclaims liability for errors or omissions in the Approved Electronic Communications and the Approved Electronic Platform. No Warranty of any kind, express, implied or statutory (including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects) is made by the Agent Affiliates in connection with the Approved Electronic Communications or the Approved Electronic Platform.

(d) Each of the Lenders, the Issuers and the Borrower agree, and the Borrower shall cause each Subsidiary Guarantor to agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.4 The Administrative Agent Individually

With respect to its Ratable Portion, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Revolving Credit Lenders”, “Term Loan Lenders”, “Requisite Lenders”, “Supermajority Lenders”, “Ultramajority Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, each Agent in its individual capacity as a Lender, a Revolving Credit Lender, Term Loan Lender or as one of the Requisite Lenders, Supermajority Lenders or Ultramajority Lenders. Each Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if such Agent were not acting as an Agent.

Section 10.5 Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon any Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Borrower and each other Loan Party in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

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Section 10.6 Indemnification

Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or another Loan Party.

Section 10.7 Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within thirty days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 10.8 Concerning the Collateral and the Collateral Documents

(a) Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this

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Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, including the making of Protective Advances in an aggregate amount not to exceed the lesser of $10,000,000 and the aggregate amount of the unused Revolving Credit Commitments, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

(i) all of the Collateral and all Loan Parties, upon termination of the Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);

(ii) any assets that are subject to a Lien permitted by Section 8.2(d) or (e) (Liens, Etc.); and

(iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver, amendment, modification of or consent to a transaction otherwise prohibited by this Agreement).

Additionally, each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release a Subsidiary Guarantor from its obligations under the Guaranty and any Collateral Document to which it is a

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party in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) to a third party or a dissolution of such Subsidiary Guarantor permitted by this Agreement (or, in each case, permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement, but subject to the dollar limitations set forth in Section 11.1(a)(ix)). Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release the Liens and/or Guaranties and Collateral Documents to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

Section 10.9 Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Obligation or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Agents, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.).

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ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrower, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (other than any Non-Funding Lender), in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit) or 3.2(b) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Initial Loans and Letters of Credit), subject to the provisions of Section 3.4 (Determinations of Borrowing Conditions);

(ii) increase the Commitment of such Lender or subject such Lender to any additional obligation (other than as set forth in Section 2.5(a) (Increase, Reduction and Termination of the Commitments));

(iii) extend the scheduled final maturity of any Loan owing to such Lender, extend the expiration date of any Commitment hereunder, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment);

(iv) reduce, or release the Borrower from its obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v) reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender (it being understood that the rescission of any election to impose (or waiver of any imposition of) default rate interest shall be deemed to be a reduction to the rate of interest on any Loan or Reimbursement Obligation);

(vi) except as otherwise permitted by Section 10.8 (Concerning the Collateral and the Collateral Documents), expressly subordinate any of the Secured Obligations or any Liens securing the Secured Obligations;

(vii) postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

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(viii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(ix) (w) during any Fiscal Year, release all or any portion of the Collateral with a value in excess of $20,000,000 (except as otherwise provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents)), (x) during the term of this Agreement, release all or any portion of the Collateral with a value in excess of $50,000,000 (except as otherwise provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents)), (y) release the Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or (z) release any Subsidiary Guarantor from its obligations under the Guaranty and any Collateral Document to which it is a party except in connection with the sale or other disposition of such Subsidiary Guarantor (or all or substantially all of the assets thereof) to a third party or a dissolution of such Subsidiary Guarantor permitted by this Agreement (or, in each case, permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement, but subject to the dollar limitations set forth above);

(x) increase any of the percentages set forth in the definition of “Borrowing Base” above the maximum percentages stated in such definitions on the date hereof; or

(xi) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.7 (Sharing of Payments, Etc.), this Section 11.1 or either definition of the terms “Requisite Lenders”, “Supermajority Lenders”, “Ultramajority Lenders” or “Ratable Portion”;

and provided, further, that (u) no amendment or consent which shall increase the total Commitments of all Lenders hereunder above the Commitments in effect on the Closing Date shall be effective unless in writing and signed by the Supermajority Lenders (other than as set forth in Section 2.5(a) (Increase, Reduction and Termination of the Commitments)), (v) no amendment, waiver or consent which waives (or has the effect of waiving) the requirement for any prepayment required by Section 2.9 (Mandatory Prepayments) shall be effective unless in writing and signed by the Ultramajority Lenders, (w) no amendment, waiver or consent which changes the definition of “Borrowing Base”, “Initial Term Loan Amount” or “Delayed Draw Term Loan Amount,” or any defined terms used in such definitions, if the effect is to increase the net borrowing availability of the Borrower, shall be effective unless in writing and signed by the Ultramajority Lenders, (x) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(e) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents and (z) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Loan Documents; and provided, further, that the Administrative Agent may, with the consent of the Borrower, amend, modify or supplement this Agreement or any other Loan Document to cure any typographical error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer.

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(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request made within 90 days of such non-consent, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments and Revolving Credit Outstandings of such Non-Consenting Lender if such Non-Consenting Lender is a Revolving Credit Lender and all of the Term Loans of such Non-Consenting Lender if such Non-Consenting Lender is a Term Loan Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 11.2 Assignments and Participations

(a) Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Term Loans, Revolving Loans, the Swing Loans and the Letters of Credit); provided, however, that (i)(A) if any such assignment shall be of the assigning Lender’s Revolving Credit Outstandings and Revolving Credit Commitments, such assignment shall cover the same percentage of such Lender’s Revolving Credit Outstandings and Revolving Credit Commitments and (B) if any such assignment shall be of the assigning Lender’s Term Loans and Term Loan Commitment, such assignment shall cover the same percentage of such Lender’s Term Loans and Term Loan Commitment, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance

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with respect to such assignment) shall in no event (if less than the assignor’s entire interest) be less than (A) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of the Term Loans and (B) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Credit Commitments, except, in either case, (x) with the consent of the Borrower and the Administrative Agent or (y) if such assignment is being made to a Lender or an Affiliate or Approved Fund of such Lender and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower (which consents shall not be unreasonably withheld or delayed); and provided, further, that, notwithstanding any other provision of this Section 11.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default shall have occurred and be continuing.

(b) The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender’s Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 (it being understood that the Administrative Agent may, in its sole and absolute discretion, waive the payment of the $3,500 assignment fee from time to time) from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender and, if such Lender were an Issuer, of such Issuer hereunder and thereunder, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(c) The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender

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has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and/or Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B-1 (Form of Revolving Credit Note) or Exhibit B-2 (Form of Revolving Credit Note), as applicable.

(e) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:

(i) grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (e) or clause (f) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this

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clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder and provided, further, that such Special Purpose Vehicle shall have no right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

(f) Each Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, the Revolving Loans and Letters of Credit). The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would (i) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such participant under the Loan Documents, to which such participant would otherwise be entitled under such participation or (ii) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). In the event of the sale of any participation by any Lender, (w) such Lender’s obligations under the Loan Documents shall remain unchanged, (x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold and provided, further, that such participant in the rights and obligations of such Lender shall have no right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

(g) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrower, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.7(c) (Evidence of Debt) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

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Section 11.3 Costs and Expenses

(a) The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent’s periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans and Letters of Credit)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement, after and during the continuance of any Event of Default, of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, the Acquisition, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries, the Acquisition, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b) The Borrower further agrees to pay or reimburse each Agent, Lender and Issuer upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Agent, Lender or Issuer in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available, in each case, by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrower’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

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Section 11.4 Indemnities

(a) The Borrower agrees to indemnify and hold harmless each Agent, the Arranger, Lender and Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Initial Loans and Letters of Credit)) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit, any Disclosure Document, any Related Document, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to an Indemnitee with respect to any exemplary or consequential damages or any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

(b) The Borrower shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made

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against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower’s choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower’s obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Section 11.5 Limitation of Liability

(a) The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents and Related Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee or Loan Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each of the parties hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) In no event shall any Agent Affiliate have any liability to any Loan Party, Lender, Issuer or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort or contract or otherwise) arising out of any Loan Party or any Agent Affiliate’s transmission of Approved Electronic Communications through the Internet or any use of the Approved Electronic Platform, except to the extent such liability of any Agent Affiliate is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily form such Agent Affiliate’s gross negligence or willful misconduct.

Section 11.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to

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the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) exercise its set-off rights under this Section 11.6 against any deposit accounts of the Loan Parties and their Subsidiaries maintained with such Lender or any Affiliate thereof. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7 Sharing of Payments, Etc.

(a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 11.6 (Right of Set-off)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

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Section 11.8 Notices, Etc.

(a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i) if to the Borrower:

U.S. CONCRETE

2925 Briarpark, Suite 500

Houston, Texas 77042

Attention: General Counsel

Telecopy no: (713) 499-6201

E-Mail Address: dwayne@us-concrete.com

with a copy to:

BAKER BOTTS L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, Texas 77002

Attention: Stephen Krebs

Telecopy no: (719) 229-7767

E-Mail Address: stephen.krebs@bakerbotts.com

(ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iii) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices; and

(iv) if to the Administrative Agent or the Swing Loan Lender:

CITICORP NORTH AMERICA, INC.

388 Greenwich Street, 19th Floor

New York, New York 10013

Attention:

Telecopy no:

E-Mail Address:

CREDIT AGREEMENT

U.S. CONCRETE, INC.

with a copy to:

WEIL, GOTSHAL & MANGES LLP

767 Fifth Avenue New York,

New York 10153-0119

Attention: Daniel S. Dokos

Telecopy no: (212) 310-8007

E-Mail Address: daniel.dokos@weil.com

or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device, when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facilities) or Article X (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(c) Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications electronically (in a format reasonably acceptable to the Administrative Agent) to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement.

Section 11.9 No Waiver; Remedies

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

Section 11.10 Binding Effect

This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and Issuer and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 11.11 Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 11.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) The Borrower irrevocably consents to the service of any and all process in any suit, action or proceeding brought in the United States of America by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Borrower at its address specified in Section 11.8 (Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower or any other Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

CREDIT AGREEMENT

U.S. CONCRETE, INC.

SECTION11.13 Waiver of Jury Trial

EACH OF THE AGENTS, THE LENDERS, THE ISSUERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Section 11.14 Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.15 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.16 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

Section 11.17 Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of

CREDIT AGREEMENT

U.S. CONCRETE, INC.

the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, except to the extent otherwise expressly provided in the Commitment Letter dated as of February 25, 2004. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

Section 11.18 Confidentiality

Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower or any other Loan Party, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicles grantees of any option described in Section 11.2(e) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.18. Notwithstanding any other provision in this Agreement, the Administrative Agent, the Arrangers and the Lenders hereby agree that the Borrower and each of its officers, directors, employees, accountants, attorneys and other advisors may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

U.S. CONCRETE, INC. as Borrower

By:	/s/ Michael W. Harlan
Name: Michael W. Harlan
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

CITICORP NORTH AMERICA, INC.,
as Administrative Agent, Swing Loan Lender and Lender

By:	/s/ Shane Azzara
Name: Shane Azzara
Title: Vice President

CITIBANK, N.A.,
as Issuer

By:	/s/ Shane Azzara
Name: Shane Azzara
Title: Vice President

BANK OF AMERICA, N.A., as Syndication Agent and Lender

By:	/s/ Steven W. Sharp
Name: Steven W. Sharp
Title: Vice President

JPMORGAN CHASE BANK, as Documentation Agent, Issuer of the Letters of Credit described in Schedule 2.4 and Lender

By:	/s/ Courtney Jeans
Name: Courtney Jeans
Title: Vice President

BRANCH BANKING AND TRUST CO., as Lender

By:	/s/ Stephen J. Wood
Name: Stephen J. Wood
Title: Vice President

HIBERNIA NATIONAL BANK, as Lender

By:	/s/ Michael R. Geissler
Name: Michael R. Geissler
Title: Vice President